UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REPUBLIC SERVICES, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2012

Dear Stockholder:

We invite you to attend the 2012 Annual Meeting of Stockholders of Republic Services, Inc., which we will hold at 10:30 a.m., local time, on Thursday, May 17, 2012 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K to you on the internet. We believe that posting these materials on the internet enables us to provide you with the information you need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting. On or about April 5, 2012, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and Annual Report on Form 10-K and vote electronically via the internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of these materials.

Whether or not you plan to attend in person, it is important that you have your shares represented at the Annual Meeting. We urge you to vote and to submit your proxy as promptly as possible. If you are a registered stockholder and attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a bank or broker and you want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy. Thank you.

Sincerely,

James W. Crownover	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2012

This Proxy Statement relating to the 2012 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the year ended December 31, 2011 are available at www.proxyvote.com.

REPUBLIC SERVICES, INC.

18500 NORTH ALLIED WAY

PHOENIX, ARIZONA 85054

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2012

To the Stockholders of Republic Services, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Republic Services, Inc., a Delaware corporation (“Republic,” the “company,” “we,” “us” or “our”), will be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, on May 17, 2012 at 10:30 a.m., local time, for the following purposes:

(1)	To elect 10 directors to a term of office until the 2013 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	To hold an advisory vote to approve our named executive officer compensation;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants (“independent public accountants”) for 2012;

(4)	To consider a stockholder proposal regarding payments upon the death of a senior executive, if presented at the Annual Meeting;

(5)	To consider a stockholder proposal regarding political contributions and expenditures, if presented at the Annual Meeting; and

(6)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 20, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment of it. A list of such stockholders will be available commencing April 9, 2012, and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K on the internet. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides stockholders with instructions on how to access the proxy materials and our Annual Report on Form 10-K on the internet and, if they prefer, how to request paper copies of these materials. We believe that posting these materials on the internet enables us to provide you with the information you need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, at your earliest convenience, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

James W. Crownover	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Phoenix, AZ

April 5, 2012

REPUBLIC SERVICES, INC.

18500 NORTH ALLIED WAY

PHOENIX, ARIZONA 85054

PROXY STATEMENT

REGARDING

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2012

We are providing this proxy statement to stockholders in connection with the solicitation by the Board of Directors (the “Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” the “company,” “we,” “us” or “our”), of proxies to be voted at the Annual Meeting of Stockholders to be held in Scottsdale, Arizona on May 17, 2012 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice.

The Securities and Exchange Commission (“SEC”) allows us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more stockholders. This delivery method is referred to as “householding” and can result in savings for us. To take advantage of this opportunity, we deliver a single package containing Notices of Internet Availability of Proxy Materials to multiple stockholders who share an address. If you prefer to receive separate packages containing the Notices of Internet Availability of Proxy Materials, either now or in the future, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one package containing future Notices of Internet Availability of Proxy Materials for your household, please send us your request in writing at the following address: Republic Services, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.

As permitted by the “notice and access” rules adopted by the SEC, we are making our proxy statement and our Annual Report on Form 10-K available electronically via the internet. On or about April 5, 2012, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing the instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online. Stockholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	What is the record date and who may vote at the Annual Meeting?

A.	Our only voting stock currently outstanding is our common stock. You may vote if you were a holder of record of our common stock as of the close of business on March 20, 2012 (the “Record Date”).

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

Q.	What will I be voting on?

A.	The following proposals will be considered at the Annual Meeting:

•	election of directors (“Proposal 1”);

•	advisory vote to approve our named executive officer compensation (“Proposal 2”);

•	ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2012 (“Proposal 3”);

•	a stockholder proposal regarding payments upon the death of a senior executive, if it is presented at the Annual Meeting (“Proposal 4”); and

•	a stockholder proposal regarding political contributions and expenditures, if it is presented at the Annual Meeting (“Proposal 5”).

Q.	How many votes do I have?

A.	You have one vote for every share of our common stock you owned as of the close of business on March 20, 2012.

Q.	What constitutes a quorum for the Annual Meeting?

A.	As of March 20, 2012, 370,829,623 shares of our common stock were outstanding and entitled to vote. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 185,414,812 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented at the Annual Meeting. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented at the Annual Meeting, the holders of a majority of the shares entitled to vote who are present in person or represented by proxy, or the chairman of the meeting, may adjourn the Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q.	How many votes are required to approve the proposals, assuming a quorum?

A.	The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2, 3, 4 and 5.

Q.	How do I vote?

A.	To vote, you may:

•

vote in person — we will pass out written ballots at the Annual Meeting to stockholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee;

•

vote electronically via the internet or by telephone — to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card; or

•

vote by mail — if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date and return it in the envelope provided so that it is received before the Annual Meeting.

The internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded. Stockholders whose shares are held for them by other nominees should follow the instructions provided by such nominees.

Submitting your proxy or voting instructions, whether electronically via the internet, by telephone or by mail, will not affect your right to vote in person if you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please ensure that your vote is counted.

Q.	What if I do not give specific voting instructions?

A.	Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting electronically via the internet or by telephone that you wish to vote as recommended by our Board; or

•	return a signed proxy card but do not indicate how you wish to vote on a particular matter,

then your shares will be voted in accordance with the Board’s recommendations on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on “non-routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2012 (Proposal 3) is a matter considered routine under applicable rules. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 2), the stockholder proposal regarding payments upon the death of a senior executive (Proposal 4) and the stockholder proposal regarding political contributions and expenditures (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, therefore, there may be broker non-votes on Proposals 1, 2, 4 and 5.

Q.	What are broker non-votes?

A.	The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of independent public accountants is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are referred to as broker non-votes.

Q.	How are broker non-votes and abstentions counted?

A.	Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast. With respect to Proposals 2, 3, 4 and 5, where the vote required is a majority of votes present and entitled to vote, abstentions are equivalent to a vote cast against the proposal and broker non-votes will have no effect.

Q.	Can I change my vote?

A.	Yes, if you have voted, you can change your vote at any time in one of three ways. First, you can send us a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card, or cast a new vote by telephone or internet. Third, you can attend the Annual Meeting and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.	Do I need to attend the Annual Meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

Q.	How does the Board recommend I vote on the proposals?

A.	The Board recommends you vote:

•	FOR the election of the 10 nominees to the Board (Proposal 1);

•	FOR approval of our named executive officer compensation (Proposal 2);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2012 (Proposal 3);

•	AGAINST the stockholder proposal regarding payments upon the death of a senior executive (Proposal 4); and

•	AGAINST the stockholder proposal regarding political contributions and expenditures (Proposal 5).

Q.	Where can I find more information about Republic?

A.	We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at www.republicservices.com and at the website maintained by the SEC at www.sec.gov.

Q.	Who can help answer my questions?

A.	If you have questions about the Annual Meeting or the proposals after reading this proxy statement, or require assistance voting your shares, you can call Georgeson Inc., which is assisting us with our proxy solicitation, toll-free at 1-800-248-3170.

PROPOSAL 1

ELECTION OF DIRECTORS

We are electing 10 directors at the Annual Meeting, with each director to hold office until our next annual meeting or until his respective successor is elected and qualified to serve on the Board (the “Nominees”). The Board has nominated the Nominees based on the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be duly elected directors. Republic is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, we have a director resignation policy in our bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the Nominees. The irrevocable resignations are contingent on the failure to receive the required vote at any annual meeting at which they are nominated for re-election and on Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy.

Pursuant to our bylaws, the number of directors is fixed from time to time by Board resolution and shall be not more than 13 members (the majority of which must be independent of Republic for purposes of the rules of the NYSE). Our Board currently consists of 11 directors, but Mr. Croghan is not standing for re-election at the Annual Meeting. The Board has decreased the fixed number of directors to 10 effective upon the election of directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this proxy statement.

The Board recommends a vote “FOR” the election of all 10 Nominees to our Board.

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS

Director Changes in 2012

John W. Croghan is not standing for re-election to the Board, but will continue to serve as a director until the Annual Meeting. Mr. Croghan, Chairman of the Governance Committee and a member of the Audit Committee, has served as an independent member of our Board since 1998.

Director Nominees

Information about each of the Nominees to our Board is set forth below:

Director Name	Position Held	Age	Director Since
James W. Crownover	Director and Chairman	68	2008
William J. Flynn	Director	58	2008
Michael Larson	Director	52	2009
Nolan Lehmann	Director	67	2008
W. Lee Nutter	Director	68	2004
Ramon A. Rodriguez	Director	66	1999
Donald W. Slager	Director and Chief Executive Officer	50	2010
Allan C. Sorensen	Director	73	1998
John M. Trani	Director	67	2008
Michael W. Wickham	Director	65	2004

James W. Crownover began serving a two-year term as our non-executive Chairman of the Board on May 12, 2011. Mr. Crownover was named a director in December 2008 upon the close of the merger between Republic and Allied Waste Industries, Inc. (“Allied”). Prior to the merger, Mr. Crownover served as a director of Allied from December 2002 until December 2008. Mr. Crownover completed a 30-year career with McKinsey Company, Inc. (“McKinsey”) when he retired in 1998. He led McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s board of directors. Mr. Crownover also currently serves as a director of Chemtura Corporation, Weingarten Realty Investors, and FTI Consulting, Inc. In the past, he served on the boards of Unocal Corporation from 1998 to 2003 and Great Lakes Chemical Company from 2000 to 2006. Mr. Crownover also chairs the Board of Trustees of Rice University.

Mr. Crownover brings a wealth of management experience and business understanding to our Board and to his role as Chairman of the Board. His 30 years in the management consulting industry have given him front-line exposure to many of the issues facing public companies, particularly on the strategic, operational and financial fronts. At Weingarten, he serves as chair of the Governance Committee and is a member of the Compensation Committee. At FTI, he serves as chair of the Compensation Committee and is a member of the Governance Committee. At Chemtura, he chairs the Environmental Safety Committee and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. We believe his experience on the boards of directors and board committees of several major public companies, as well as his service as a director of McKinsey and his leadership of its Southwest practice and his co-heading of its worldwide energy practice, give him an abundance of relevant experience to serve as a director and as our Chairman of the Board.

William J. Flynn was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Flynn served as a director of Allied from February 2007 until December 2008. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation from 2002 until its sale in 2005. Mr. Flynn was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn also currently serves as a director of Atlas and Horizon Lines, Inc. and as a director of the Airlines for America Association.

Mr. Flynn is well-positioned to serve as a director, Chairman of our Management Development and Compensation Committee (the “Compensation Committee”) and member of the Governance Committee. With his years of experience as Chief Executive Officer of AtlasAir and GeoLogistics, Mr. Flynn brings to the Board proven leadership and managerial experience at the most senior level and, with that, a keen appreciation of the financial, operational, compensation and other issues faced by public and private companies. His 32-year career in international supply chain management and freight transportation also gives him particular awareness of issues faced by companies such as ours. Mr. Flynn also has experience as both an inside and independent director, giving him perspective that he brings to his service on the Board.

Michael Larson was named a director in October 2009. Mr. Larson is the chief investment officer to William H. Gates III and is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. Prior to working for Mr. Gates, Mr. Larson was at Harris Investment Management, Putnam Management Company and ARCO. Mr. Larson currently serves on the board of directors and the Compensation Committee of AutoNation, Inc., the board of directors and the Audit and Safety, Health and Environmental Committees of Ecolab, Inc., and the board of directors of Grupo Televisa, S.A.B. and Fomento Mexicano Economica, S.A.B.de C.V. In addition, he is Chairman of the Board of Trustees for Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund, and sits on their respective Audit Committees and Governance and Nominating Committees. Mr. Larson is a Trustee and Chairman of the Investment Committees at Claremont McKenna College and Lakeside School. Mr. Larson also serves on the Investment Committee for the University of Washington. Mr. Larson served as a director of Pan American Silver Corp. from November 1999 through December 2010.

Mr. Larson has 31 years of investment experience, giving him a broad understanding of the capital markets, business cycles, capital investment and allocation, and an appreciation of the interests of long-term stockholders. Mr. Larson’s service on our Board, as well as our Compensation and Governance Committees, offers the perspective of our largest stockholder, Mr. Gates’ Cascade Investment, L.L.C. Provided that he is re-elected to the Board at the Annual Meeting, Mr. Larson will become the Chairman of the Governance Committee following the Annual Meeting.

Nolan Lehmann was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Lehmann served as a director of Allied from October 1990 until December 2008, and was the Lead Director of Allied from February 2007 until its merger with Republic. Since April 2007, Mr. Lehmann has been a Managing Director of Altazano Management, LLC, a private wealth management advisory firm. From 1983 until June 2005, Mr. Lehmann was President of Equus Capital Management Corporation, a registered investment advisor, and from 1991 to June 2005, he was President and a director of Equus II Incorporated, a registered public investment company. In July 2011, Mr. Lehmann became a director of Kanaly Trust Company, a corporate trustee for a number of trusts that also provides wealth management advisory services. Mr. Lehmann also currently serves as a director of several private corporations. In the past five years, Mr. Lehmann served as a director and member of the Audit and Compensation Committees of Synagro Technologies, Inc. Mr. Lehmann is a certified public accountant.

Mr. Lehmann has a long history with Allied, serving as a director for more than 20 years, including roles as Lead Director and Chairman of the Audit and Compensation Committees at different times during such period. As such, he offers our Board invaluable insight from experience gained being involved in the major, transformative changes Allied experienced over that period and a deep understanding of the issues faced by a waste management company. As a certified public accountant and with prior service on audit committees of five other public companies, Mr. Lehmann is well-positioned to serve on our Audit Committee. Mr. Lehmann also serves as a member of our Governance Committee. His career in asset management gives him valuable insight on the impact of general economic and market conditions and a keen understanding of key financial and accounting issues.

W. Lee Nutter was named a director in February 2004, and served as our Presiding Director from October 2006 through January 1, 2011, when we eliminated the Presiding Director role due to our decision to have a separate Chairman of the Board and Chief Executive Officer. Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading international forest products company primarily engaged in activities associated with timberland management, the sale and entitlement of real estate, and the production and sale of high value specialty cellulose fibers. Mr. Nutter also served as a director of Rayonier, Inc. from 1996 to 2007 and of the North Florida Regional Board of SunTrust from 2004 to 2009. He continues to serve as a director of NiSource Inc. and as a non-executive Chairman of J.M. Huber Corporation. Mr. Nutter is a member of the University of Washington Foster School of Business Advisory Board.

Mr. Nutter was with Rayonier, Inc. for over 40 years, ultimately as its Chairman, President and Chief Executive Officer. As a result of this experience, Mr. Nutter has a thorough knowledge and understanding of the financial, operational, compensation and other issues faced by large public companies. Based on his experience and expertise in the global forest products industry with its focus on environmental compliance objectives similar to those of our company, we believe Mr. Nutter also brings a unique and valuable perspective to our Board’s consideration of environmental compliance. Mr. Nutter’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as a director and on our Compensation and Integration Committees.

Ramon A. Rodriguez was named a director in March 1999. Mr. Rodriguez served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, from 1981 through 2006 when the firm was acquired by Crowe Horwath LLP. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez serves as a director and is the Audit Committee Chairman of Alico, Inc., a company involved in the agriculture business. Mr. Rodriguez served on the board of Swisher Hygiene, Inc., as Chairman of its Audit Committee and as a member of its Compensation Committee, from November 2010 through January 2011. In 1975 he was a founder and Treasurer of DME Corporation, a company involved in aerospace and defense that was sold in 2009.

Mr. Rodriguez is an experienced financial leader with the skills necessary to serve as a director, as the Chairman of our Audit Committee and as a member of our Integration Committee. In his 37-year career in public accounting, Mr. Rodriguez developed vast accounting and financial experience and particular insight regarding the external and internal audit functions for a multitude of companies. He combines this expertise with experience as a public company director through his board membership at Alico. Mr. Rodriguez also provides substantial management experience gained from his years as an executive of DME Corporation and as Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A.

Donald W. Slager was named a director in June 2010. Mr. Slager became our President and Chief Executive Officer on January 1, 2011, after having served as our President and Chief Operating Officer from the close of our merger with Allied in December 2008 until becoming our President and Chief Executive Officer. While with Allied, Mr. Slager served as President and Chief Operating Officer from January 2005 through December 2008 and as Executive Vice President and Chief Operating Officer from June 2003 through December 2004. Mr. Slager was Senior Vice President Operations from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, as Assistant Vice President — Operations from June 1997 to February 1998, and as Regional Vice President of the Western Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company beginning in 1985. Mr. Slager also serves on the board of directors of UTi Worldwide, Inc. and as a member of its Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee.

Mr. Slager brings to our Board more than 31 years of experience in the waste and recycling industry, including 26 years with Republic or Allied. He served as Chief Operating Officer of Republic or Allied from 2003 through 2010, prior to becoming our Chief Executive Officer beginning in 2011. Mr. Slager’s proven track record as a leader and extensive experience in the industry position him well to serve as a director and as our President and Chief Executive Officer.

Allan C. Sorensen was named a director in November 1998. Mr. Sorensen is a co-founder of Interim Health Care, Inc., which Interim Services, Inc., later known as Spherion Corporation, spun off in October 1997. From October 1997 through the present, Mr. Sorensen served as Interim Health Care’s Vice Chairman. From February 2004 through February 2007, Mr. Sorensen also served as Interim Healthcare’s Chief Executive Officer and President. Before the spin-off, Mr. Sorensen served as a director and in various capacities as either President, Chief Executive Officer or Chairman of Interim Services from 1967 to 1997. He also was a member of the board of directors of H&R Block, Inc. from 1979 until 1993. In 1994, Mr. Sorensen became a minority owner and director of privately owned Let’s Talk Cellular & Wireless, Inc., which completed an initial public offering in November 1997 and was purchased by Nextel Retail Stores, Inc. in 2001. In October 1999, Mr. Sorensen was elected to the board of directors of Corporate Staffing Resources, Inc. representing investors Wm. E. Simon & Sons, LLC and Mellon Ventures, L.P. The following year Mr. Sorensen was elected Chairperson and the company was sold in 2001. Mr. Sorensen was elected to the Board of Directors of Cape Success LLC, representing investor Deutsche Bank, in January 2003 and served until late 2007 when it was sold. Mr. Sorensen is also a five-term Chairman of the Home Health Services and Staffing Association and a past president and 14-year board member of the National Association of Temporary Staffing Services (now known as the American Staffing Association) and recipient of their 1992 Industry Leadership Award.

Mr. Sorensen is a demonstrated leader with a particular appreciation of staffing and personnel-related issues. Based on his years of experience as Chief Executive Officer of both Interim Health Care and Interim Services, during which time those companies accomplished the successful acquisition, integration and divestiture of a number of businesses, Mr. Sorensen is well-positioned to serve as Chairman of our Integration Committee and a member of our Compensation Committee. He also has served as both an inside and independent director of a public company, which allows him to offer valuable perspective on our Board.

John M. Trani was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Trani served as a director of Allied from February 2007 until December 2008. Mr. Trani was Chairman of Accretive Commerce (formerly New Roads) from February 2004 until it was acquired in September 2007. Prior to that, Mr. Trani was Chairman and Chief Executive Officer of the Stanley Works from 1997 until his retirement in 2003. Prior to joining Stanley, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. Mr. Trani was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996. Mr. Trani also is a Special Advisor to Young America Corporation.

Mr. Trani’s extensive business experience in senior operational roles at both Stanley Works and GE make him a significant contributor to our Board. As Chairman and Chief Executive Officer of Stanley Works, Mr. Trani gained a keen awareness of the financial, compensation, accounting and other issues that face a large public company. His service as both an inside and independent director further position him well to serve on our Board and our Audit and Governance Committees.

Michael W. Wickham was named a director in October 2004. From 1996 to 2003, Mr. Wickham served as President and Chief Executive Officer of Roadway Corporation. He also served as Chairman of Roadway from 1998, and as a director from 1989, until his planned retirement in December 2003. He served as President of Roadway from July 1990 through March 1998. Mr. Wickham also serves as a director of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company, director and non-executive Chairman of Douglas Dynamics, Inc., a manufacturer of snow and ice control equipment for light trucks, and a director of several private companies.

Mr. Wickham brings to our Board his vast experience in the freight services industry, which is of particular relevance to a company such as ours. He is a proven leader, having served as the Chief Executive Officer of a large public company and as the non-executive Chairman of Douglas Dynamics, Inc. He currently serves as the Chairman of the Compensation Committee of C.H. Robinson Worldwide and as a member of the Audit Committee, Compensation Committee and Nominating and Governance Committee of Douglas Dynamics, Inc. We believe these experiences have given him significant governance- and compensation-related expertise and position him well to serve as a director and as a member of our Compensation and Integration Committees.

For biographical information on our non-director executive officers, see the section under the heading “Executive Officers.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Separate Chairman of the Board and Chief Executive Officer

Since January 1, 2011, our Chairman of the Board and Chief Executive Officer roles have been separated. Further, we have had a non-executive, independent Chairman of the Board since May 12, 2011, when James W. Crownover replaced James E. O’Connor and began a two-year term as Chairman of the Board.

The Board believes that having a non-executive, independent director act as Chairman of the Board serves the best interests of Republic and its stockholders because it strengthens the Board’s independence and allows the Chief Executive Officer to focus his talents and attention on managing our business. The Chairman’s role is to provide leadership to the Board, and the Chairman’s responsibilities include:

•	setting the agenda and procedures for Board meetings in collaboration with the Chief Executive Officer;

•	presiding over all meetings of the Board and stockholders;

•	supervising the circulation of information to the directors;

•

after consulting with the Chief Executive Officer and other directors, providing input to the Governance Committee regarding revisions to our Corporate Governance Guidelines and the appointment of chairs and members of the Board’s committees;

•	coordinating periodic review of senior management’s strategic plan;

•	consulting with committee chairs about the retention of advisors and experts; and

•	performing such other duties and services as the Board may require.

The Chairman also has the authority to request access to any of our employees at any time.

Board of Directors and Board Committees

The Board oversees the development of our business strategy, establishes our overall policies and standards, and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the Board and Board committees. Significant communications between the directors and management also occur apart from Board and committee meetings.

Our directors will continue to attend seminars and continuing education programs relating to corporate governance, audit and compensation matters. In addition, site visits and external and in-house presentations are scheduled as part of the directors’ continuing education.

The Board held six meetings and took two actions by unanimous written consent during 2011. Each incumbent director attended at least 75% of the total number of Board meetings and the total number of meetings of all Board committees on which he served held during his term of service. The non-employee directors met regularly in executive sessions during 2011.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, and the Integration Committee. Committee member appointments are evaluated annually.

Information regarding each of the current standing committees follows.

Audit Committee

The Audit Committee consists of Messrs. Rodriguez (Chairman), Croghan, Lehmann and Trani. The four members of the Audit Committee meet the independence, education and experience requirements of the listing standards of the NYSE and the rules and regulations of the SEC. Further, our Board has determined that each of Messrs. Rodriguez and Croghan qualifies as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

The Audit Committee assists the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal and external auditors. Further, the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, terminate and replace the independent public accountants. The Audit Committee operates under a written charter adopted by the Board in accordance with NYSE rules and all other applicable laws. The Audit Committee reviews its charter at least annually. The Audit Committee held five meetings, took two actions by unanimous written consent and met regularly in executive sessions during 2011. The Audit Committee Report is on page 21 of this proxy statement.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) consists of Messrs. Flynn (Chairman), Larson, Nutter, Sorensen and Wickham. The five members of the Compensation

Committee are independent as that term is defined under the listing standards of the NYSE. The Compensation Committee held seven meetings, took two actions by unanimous written consent and met regularly in executive sessions during 2011.

The Compensation Committee operates under a written charter adopted by our Board in accordance with NYSE rules and all other applicable laws. The Compensation Committee reviews its charter at least annually. In February 2012, following extensive discussion with the Governance Committee and the Board, the Board amended the Compensation Committee charter to include additional responsibility for overseeing management training and development. Under its charter, the Compensation Committee may form and delegate authority to sub-committees when appropriate, provided that any such sub-committee is composed entirely of independent directors and has a published charter.

The responsibilities of the Compensation Committee in 2011 were grouped into five broad areas. Pursuant to its charter, the Compensation Committee:

•	establishes and regularly reviews our compensation and benefits philosophy and programs in a manner consistent with the corporate financial goals and objectives;

•

exercises authority with respect to determining the salaries and incentive compensation payable to executive officers, including annual and long-term incentive compensation under our stockholder-approved pay-for-performance programs;

•	administers our stockholder-approved stock incentive plan;

•

evaluates the performance of our Chief Executive Officer and sets his compensation, and, in conjunction with this process, reviews the management succession plan overseen by the Governance Committee; and

•	approves the Compensation Committee Report on Executive Compensation found on page 38 of this proxy statement.

The Compensation Committee also oversaw the completion of an assessment of any risks that may be associated with our compensation policies and practices, with particular attention paid to the incentive programs across the company. The Compensation Committee determined that our compensation programs are designed and administered with the appropriate balance of risk and pay-for-performance reward in relation to our business and strategic objectives, that they do not encourage employees or senior officers to take unnecessary risk, and that the risks, if any, resulting from our compensation programs are not likely to have a material adverse impact on the company. See the “Compensation Program as It Relates to Risk Management” section of this proxy statement on page 39 of this proxy statement.

In addition to the responsibilities described above, the Compensation Committee determines the breadth and scope of the external compensation consultant’s services and may engage the compensation consultant of its choice and terminate the engagement at any time. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of our senior executives’ compensation and benefits and with other compensation issues. The Compensation Committee retains Pearl Meyer directly, supervises all work done by Pearl Meyer and reviews and approves all work invoices. Our compensation staff works with Pearl Meyer to provide data on our compensation programs and our executive officers’ compensation. Our Governance Committee also retains Pearl Meyer on occasion to conduct market analyses on director compensation and related matters. Other than described above, Pearl Meyer did not perform any other services for us and is considered independent for SEC purposes. In addition to Pearl Meyer, the Compensation Committee may retain any other advisors it deems necessary or advisable to discharge its duties.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Governance Committee”) consists of Messrs. Croghan (Chairman), Flynn, Larson, Lehmann and Trani. The five members of the Governance Committee are independent as that term is defined under the listing standards of the NYSE.

The Governance Committee identifies director candidates that it recommends to our Board for selection as the director nominees for the next annual meeting or to fill vacancies. It also identifies candidates that it recommends to our Board for selection as the Chairman of the Board. The Governance Committee also is responsible for developing and recommending our corporate governance principles and reviewing and providing oversight of the effectiveness of our governance practices. The Governance Committee also oversees the annual evaluation of the Board and its committees, discharges the Board’s responsibilities related to the compensation of non-employee directors and monitors the talent and succession management program. The Governance Committee operates under a written charter adopted by the Board in accordance with the NYSE rules and all other applicable laws. The Governance Committee reviews its charter at least annually. The Governance Committee will consider nominations for the Board from stockholders that are entitled to vote for the election of directors, as described under “Stockholder Director Recommendation Policy” below. The Governance Committee held four meetings and met regularly in executive sessions during 2011.

Integration Committee

The Integration Committee consists of Messrs. Sorensen (Chairman), Nutter, Rodriguez and Wickham. The four members of the Integration Committee are independent as that term is defined under the listing standards of the NYSE.

The Integration Committee was responsible for assisting our Board in overseeing the implementation and assessing the effectiveness of a comprehensive integration program designed to combine the business, operations and organizational cultures of Republic and Allied as a result of the merger in December 2008. It also was responsible for verifying the synergies achieved for purposes of the Synergy Incentive Plan and reporting to the Compensation Committee on the synergies achieved. The integration and synergy review process is now complete, but the Integration Committee continues to meet and has shifted its focus to assisting the Board in overseeing the implementation, and assessing the effectiveness, of our major initiatives. The Integration Committee operates under a formal charter that was approved by the Board. The Integration Committee held four regular quarterly meetings during 2011.

Director Nomination Procedures

The Governance Committee is responsible for soliciting recommendations for candidates for the Board, compiling and reviewing background information for such candidates, and making recommendations to the Board with respect to candidates for directors proposed by stockholders. In evaluating candidates for potential director nomination, the Governance Committee considers, among other things, candidates who are independent, if required, who possess personal and professional integrity, who have sound business judgment, who have relevant business and industry experience, education and skills, and who would be effective as directors in collectively serving the long-term interests of our stockholders in light of the needs and challenges facing the Board at the time.

Although we have no formal policy regarding diversity relating to Board candidacy, our Corporate Governance Guidelines state that directors should be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. The Board and Governance Committee value diversity as a factor in selecting Board members and believe that the diversity of opinions, perspectives, personal and professional experiences, and backgrounds reflected on our Board provides us significant benefits.

When assessing the independence of a current director or a prospective director candidate, the Governance Committee considers the “per se” disqualifications to director independence in accordance with the NYSE rules. In addition, the Board, based upon the recommendation of the Governance Committee, has adopted categorical standards, which state that certain relationships are not considered to be material relationships that would bar a director’s independence. These categorical standards are detailed under “Director Independence” below. All candidates are reviewed in the same manner, regardless of the source of recommendation. Mr. Slager is nominated for election to our Board at each annual meeting of stockholders pursuant to the terms of his employment agreement with us.

Stockholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by our stockholders. In accordance with our bylaws, a stockholder wanting to propose a nominee to serve as a director before a meeting of stockholders must give timely written notice. This notice requirement will be deemed satisfied if in compliance with our bylaws, and must include:

•

as to each person whom such stockholder proposes to nominate for election or re-election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Securities Exchange Act of 1934 (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) a description of all direct and indirect compensation and other material monetary arrangements during the past three years and any other material relationships between such stockholder, beneficial owner and their respective affiliates and associates, on the one hand, and each proposed nominee and his respective affiliates and associates, on the other hand; and (iii) a completed and signed questionnaire, representation and agreement required by Section 2.13 of our bylaws; and

•

as to such stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address, as they appear on our books, of such stockholder and beneficial owner; (ii) (a) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and beneficial owner, (b) any instrument derived in whole or part from the value of any class or series of shares of our stock beneficially owned by such stockholder, (c) any proxy, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any of our securities, (d) any short interest in any of our securities, (e) any rights to dividends on our shares beneficially owned by such stockholder that are separated or separable from the underlying shares, (f) any proportionate interest in our shares or derivative instruments held directly or indirectly by a general or limited partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or derivative instruments, including interests held by members of the stockholder’s immediate family; and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the Exchange Act.

The Governance Committee determines the eligibility of a proposed nominee to serve as a director, and may require additional information to determine such eligibility. Director candidates proposed by stockholders are evaluated on the same basis as all other director candidates. The Governance Committee may, in its discretion, interview any director candidate proposed by a stockholder.

Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by giving the required information as described above in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2013 annual meeting of stockholders, we must receive the stockholder’s written notice not later than 90 days and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our bylaws for additional information and notice requirements.

Director Independence

Our common stock is listed on the NYSE, which requires that a majority of our Board be “independent directors” according to independence standards established by the NYSE. Following is a list of our independent directors as of the date of this proxy statement:

John W. Croghan	Michael Larson	Ramon A. Rodriguez	Michael W. Wickham
James W. Crownover	Nolan Lehmann	Allan C. Sorensen
William J. Flynn	W. Lee Nutter	John M. Trani

The Governance Committee considers the “per se” disqualifications from director independence, under NYSE rules, when assessing the independence of a current director or a nominee for director. In addition, our Board adopted standards that provide the following are not material relationships that would cause a director to be deemed not independent:

•

If any of our directors is an executive officer of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of our consolidated assets and of the consolidated assets of the company for which the director serves as an executive officer;

•

If any of our directors or a member of the director’s immediate family serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts;

•

A passive investment by any of our directors, or member of the director’s immediate family, in a stockholder that owns less than 45% of our outstanding common stock, as long as the passive investment does not exceed 5% of the director’s net worth; or

•	Affiliation or employment by any of our directors, or a member of the director’s immediate family, with an entity that beneficially owns up to 45% of our outstanding common stock.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. Mr. Slager is not an “independent director” under the NYSE listing standards because he is an employee of Republic. The Board determined that the 10 remaining directors meet the standards for independence set by the NYSE and the categorical standards adopted by our Board, and have no material relationships with us that impaired their independence from us. These individuals therefore are “independent directors” under the NYSE listing standards. In making its determination, the Board considered, in the case of Mr. Larson, his status as business manager of Cascade Investment, L.L.C., our largest stockholder.

Corporate Governance

We operate within a comprehensive plan of corporate governance that defines responsibilities, sets high standards of professional and personal conduct, and assures compliance with these responsibilities and standards. We continuously monitor developments and best practices in the area of corporate governance and enhance our plan as warranted.

Corporate Governance Guidelines. We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.

Personal Loans to Executive Officers and Directors. We comply with legislation prohibiting extensions of credit in the form of personal loans to or for our directors or executive officers.

Code of Business Conduct and Ethics (“Code of Ethics”). We have adopted a Code of Ethics that requires compliance with all applicable laws and outlines the general standards of business conduct that all of our employees, officers and directors must follow. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Political Contributions Policy. To further our responsibility as a good corporate citizen to participate in the political process in a lawful, prudent and ethical manner, we have adopted a Political Contributions Policy and related procedures intended to ensure that our employees and other company representatives participate in the political process in compliance with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs.

Stock Ownership Guidelines and Anti-Hedging Policy. To align the interests of the Board and senior management with the interests of our other stockholders and to demonstrate to the investing public and our employees the Board’s and senior management’s commitment to Republic, we require our directors and senior management to hold our securities and we prohibit them from engaging in various hedging transactions related to our securities. See “Security Ownership of the Board of Directors and Management — Security Ownership and Anti-Hedging Policy.”

Additional Information Regarding Corporate Governance. You can obtain, free of charge, the current charters for the Audit, Compensation, and Governance Committees, our Corporate Governance Guidelines, our Code of Ethics and our Political Contributions Policy by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available on our website at www.republicservices.com.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Since January 1, 2011, our Chairman of the Board and Chief Executive Officer roles have been separated. Further, we have had a non-executive, independent Chairman of the Board since May 12, 2011, when James W. Crownover replaced James E. O’Connor and began a two-year term as Chairman of the Board. See above under the heading “Separate Chairman of the Board and Chief Executive Officer” for a description of the roles and responsibilities of the Chairman of the Board.

Our Board has four standing committees — Audit, Compensation, Integration, and Governance. Each such committee consists solely of independent directors and has its own Chairman who is responsible for directing the committee’s work in fulfilling its responsibilities.

The Board believes that an independent director serving as the Chairman of the Board is in the best interests of Republic and its stockholders because it strengthens the Board’s independence and allows the Chief Executive Officer to focus his talents and attention on managing our business. The Chairman of the Board also is a valuable bridge between the Board and management. Ten of our 11 directors are independent; we have effective and active oversight by experienced independent directors; we have a non-executive, independent Chairman of the Board; and we have independent committee chairs. Our system provides appropriate checks and balances to protect stockholder value.

Risk Oversight. We face a variety of risks, including credit and liquidity risk, operational risk, environmental risk, litigation risk, compliance risk and compensation risk. In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent public accountants to review our major financial risk exposures and the steps management has taken to monitor and control them;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	advise the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Conduct;

•

review with our General Counsel legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist it in fulfilling its risk oversight function. For example, the agenda for each Audit Committee meeting typically includes a report by each of our General Counsel and our Vice President of Internal Audit. Before each meeting, our General Counsel provides the Audit Committee a comprehensive report describing our most significant pending litigation, regulatory and compliance matters, and information regarding our AWARE Line activity. The AWARE Line is an integral part of our compliance program and provides a way for our employees to provide information in a confidential manner regarding concerns they may have with respect to compliance with policies or ethical and legal requirements. Likewise, before each meeting, our Vice President of Internal Audit provides to the Audit Committee a comprehensive report on internal audit matters, including Sarbanes-Oxley Act testing results and environmental, health and safety findings. At the meeting, the General Counsel and the Vice President of Internal Audit supplement their advance written reports with oral presentations and respond to questions from the directors. Further, the Chairman of the Audit Committee has reviewed, discussed with our Vice President of Internal Audit and concurred in a program for field audits whereby each field audit includes a finance review, an operations review and a compliance review. In addition, our Treasurer and our Vice President, Risk Management periodically brief the Audit Committee or the Board on our insurance coverage programs and related risks.

Our Board and other Board committees also are actively involved in risk oversight. For example:

•	our management annually reports to the Board the results of its internal survey and analysis of enterprise risk management;

•

the agendas for our Board meetings include regular reports from our Executive Vice President and Chief Financial Officer, and from our Treasurer, regarding the financial, credit and liquidity risks we face, including hedging issues;

•	our management regularly discuss with the Board various operational risks, including pricing risk, customer defection risk, commodity price risk, safety risk, and capital expenditure and fleet risk;

•	the Audit Committee provides regular reports to the Board on risk issues and our independent public accountants report to the Board annually on business and financial risk considerations;

•	the Compensation Committee addresses risks that may be raised by our compensation programs; and

•	the Board and individual Board members engage in periodic discussions with management regarding risks as they deem appropriate.

While the Board and its committees provide risk oversight, management is responsible for the day-to-day risk management processes. We believe our Board’s role is to satisfy itself that:

•	the risk management processes designed and implemented by management are adapted to the overall corporate strategy;

•	those processes are functioning effectively;

•	management communicates material risks to the Board or the Audit Committee; and

•	necessary actions are being taken to foster a culture of compliance and risk-adjusted decision making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described above constitute the most effective approach to address the risks we face.

Communications with the Board of Directors

Any stockholder or other interested party who wishes to communicate with the Board, a Board committee, the Chairman of the Board, or the non-management directors (as a group or individually), may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit such correspondence on a periodic basis to the entire Board, or, if and as designated in the communication, to the appropriate Board committee, the Chairman of the Board or the non-management directors (as a group or the appropriate individual member). The independent directors have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. Three directors attended our 2011 annual meeting of stockholders.

Compensation Matter

Shortly after the dismissal of his 2009 lawsuit in Federal court in Delaware challenging our disclosures in our 2009 proxy statement with respect to the Executive Incentive Plan, the same stockholder sued Republic Services, Inc., its directors, and several executive officers in the Court of Chancery in Delaware. His new lawsuit, filed in May 2011, challenges certain compensation decisions that were made by the Board of Directors or its Compensation Committee. The lawsuit is purportedly brought on behalf of our company against all of our directors and several executive officers. In particular, the plaintiff’s amended complaint: (1) challenges certain payments totaling $3.05 million made to our former Chief Executive Officer, James O’Connor, under his June 25, 2010 Retirement Agreement; (2) contends that the company committed “waste” by awarding restricted stock units that vest over time (some of which would not be tax deductible) rather than awarding performance-based units (which typically would be tax deductible); (3) alleges that the Board overpaid itself by awarding directors too many restricted stock units in 2009 and 2010; and (4) alleges that the company may not pay any bonuses under its Synergy Incentive Plan because net earnings purportedly have not increased since the merger with Allied. The amended complaint seeks injunctive relief and seeks an equitable accounting for unspecified losses the company purportedly sustained. We believe the lawsuit is without merit and is not material. The defendants will defend the lawsuit vigorously and have filed motions to dismiss the amended complaint.

DIRECTOR COMPENSATION

When establishing and reviewing the compensation paid to our directors, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies.

We compensate our directors as follows:

•	we pay each non-employee director an annual retainer of $80,000;

•	in addition to the $80,000 paid to all non-employee directors, we also pay Mr. Crownover an annual retainer of $125,000 (prorated in 2011) for serving as our Chairman of the Board;

•	we pay each committee chairman an annual fee of $20,000;

•

we pay each non-employee director a meeting fee of $1,500 for each Board or committee meeting attended, except with respect to the Integration Committee for which we pay each member $1,500 per quarter in lieu of meeting fees;

•

we annually grant each non-employee director 7,500 restricted stock units (“RSUs”) that are vested upon grant. RSUs granted before 2012 are settled upon the director’s termination of service from the Board. Beginning with grants in 2012, the RSUs are settled three years after they are granted. Directors may defer the settlement date via our Deferred Compensation Plan. The annual grant of RSUs to a newly-appointed, non-employee director will be prorated to the number of days remaining in the year; and

•

we grant each non-employee director first elected after July 29, 2009 a one-time award of RSUs having a face value of $250,000 that vest in three equal annual installments commencing one year from the date of the award. These RSUs are settled upon the director’s termination from service on the Board.

RSUs are settled through the issuance of shares of our common stock, except that RSUs that a director has deferred into our Deferred Compensation Plan may be settled in cash more than six months after the director’s separation from service. At the end of any quarter in which dividends are distributed to stockholders, the non-employee directors receive additional RSUs with a value equal to the value of dividends they would have received on the shares of stock underlying the RSUs on the dividend record date. The value of all grants of RSUs and the determination of the number of additional RSUs to be received by directors and executives due to the declaration of dividends are based on the closing price of our stock on the date of grant and the dividend payment date, respectively.

All compensation paid by us during 2011 to our non-employee directors is detailed below. The compensation of Mr. Slager and our former Chief Executive Officer, Mr. O’Connor, is reflected in the executive compensation tables contained in this proxy statement, and they received no additional compensation from us for their duties as directors.

Director Compensation in 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
James W. Crownover (Chairman)	171,624	225,375	396,999
John W. Croghan	122,500	225,375	347,875
William J. Flynn	125,500	225,375	350,875
Michael Larson	104,000	225,375	329,375
Nolan Lehmann	102,500	225,375	327,875
W. Lee Nutter	98,000	225,375	323,375
Ramon A. Rodriguez	122,500	225,375	347,875
Allan C. Sorensen	125,500	225,375	350,875
John M. Trani	102,500	225,375	327,875
Michael W. Wickham	102,500	225,375	327,875

(1)	Includes annual cash retainers, Board and committee chairmanship retainers, and meeting fees for Board and committee meetings.

(2)	The amounts shown in this column represent the grant date fair value of RSUs granted in 2011 calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in making such calculations. This does not include the value of additional RSUs received in lieu of dividends. Each non-employee director received a grant on January 3, 2011 with a grant date fair value of $30.05 per share, which was the closing price of our stock on January 3, 2011. The grant was an annual grant of 7,500 RSUs to each director, which was fully vested upon the grant but will not be settled into shares of our common stock until his termination of service as a member of our Board. Each of our non-employee directors, except for Mr. Larson, had 8,161 unvested RSUs (including dividends in the form of additional RSUs) and 40,101 vested, but unsettled, RSUs (including dividends in the form of additional RSUs) as of December 31, 2011. Mr. Larson had 3,344 unvested RSUs (including dividends in the form of additional RSUs) and 23,693 vested, but unsettled, RSUs (including dividends in the form of additional RSUs) as of December 31, 2011 due to his joining the Board during 2009. All of these unvested RSUs (other than Mr. Larson’s) vested in January 2012, but will not be settled until a director’s termination of service.

Options Held by Directors

The following table sets forth the aggregate number of vested stock options held by each of our non-employee directors as of December 31, 2011. There were no unvested stock options held by our non-employee directors as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
James W. Crownover	4,500	28.00	5/21/2004	5/21/2014
John W. Croghan	15,000	12.82	2/5/2003	2/5/2013
William J. Flynn	—	—	—	—
Michael Larson	—	—	—	—
Nolan Lehmann	4,500	24.62	5/29/2002	5/29/2012
	4,500	19.62	5/21/2003	5/21/2013
	4,500	28.00	5/21/2004	5/21/2014
W. Lee Nutter	—	—	—	—
Ramon A. Rodriguez(1)	15,000	12.82	2/5/2003	2/5/2013
Allan C. Sorensen	15,000	12.82	2/5/2003	2/5/2013
John M. Trani	—	—	—	—
Michael W. Wickham	—	—	—	—

(1)	All outstanding options granted to Mr. Rodriguez are held by Crombet LLLP, a limited liability limited partnership of which the general partner is an entity controlled by Mr. Rodriguez and his spouse.

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by Codification of Statements on Auditing Standards, AU § 380 regarding communication with the audit committee, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received from the independent public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the audit committee concerning independence, and has discussed with the independent public accountants their independence. The Audit Committee has considered whether the independent public accountants’ provision of audit-related and other non-audit services to us is compatible with maintaining the independent public accountants’ independence.

Finally, the Audit Committee has evaluated the independent public accountants’ role in performing an independent audit of our financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent public accountants that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent public accountants have further assured the Audit Committee that the independent public accountants’ engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

In reliance on the reviews, discussions and evaluations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. By recommending to the Board that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Submitted by the Audit Committee:

Ramon A. Rodriguez, Chairman

John W. Croghan

Nolan Lehmann

John M. Trani

AUDIT AND RELATED FEES

Independent Public Accountant Fee Information

The following table presents the aggregate fees billed to us by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2011 and 2010 and other services provided during those periods:

	2011	2010
Audit Fees	$2,022,581	$2,178,630
Audit-Related Fees	—	2,483
Tax Fees	329,253	162,285
All Other Fees	—	—

Total Fees	$2,351,834	$2,343,398

Audit fees include fees associated with the audit of the annual financial statements, review of the financial statements included in our reports on Form 10-Q, comfort letters related to the sale of securities and filed consents. Audit fees also include amounts related to Ernst & Young LLP’s report on our internal controls in accordance with the Sarbanes-Oxley Act of 2002. In 2010, audit-related fees consisted primarily of audits of employee benefit plans. In 2010 and 2011, tax fees consisted primarily of tax consulting services for various tax matters, including federal and state tax planning and credits screening.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all fees to be paid to our independent public accountants in accordance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 2011, (2) any Forms 5 and amendments to the forms furnished to us with respect to our fiscal year ended December 31, 2011, and (3) any written representations referred to us in subparagraph (b)(1) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during the fiscal year ended December 31, 2011 was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2011.

SECURITY OWNERSHIP OF FIVE PERCENT STOCKHOLDERS

The following table shows certain information as of March 20, 2012 with respect to the beneficial ownership of common stock by each of our stockholders who we know is a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
William H. Gates III(2) Cascade Investment, L.L.C. 2365 Carillon Point, Kirkland, WA 98033	66,504,169 (2)		17.9%
FMR LLC, Edward C. Johnson 82 Devonshire Street, Boston, MA 02109	20,533,765	(3)	5.5%

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 370,829,623 shares outstanding at the close of business on March 20, 2012.

(2)	Based on a Schedule 13D/A and Form 4s filed with the SEC by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”) through December 9, 2011, the number of shares beneficially owned by Mr. Gates includes 65,154,169 held by Cascade and 1,350,000 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade and the Trust may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade and co-Trustee of the Trust. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

(3)	Based on Schedule 13G filed with the Securities and Exchange Commission by FMR LLC (“FMR”) on February 14, 2012, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR, is the beneficial owner of 18,346,972 shares of our common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole power to dispose of the 18,346,972 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed to form a “controlling group” under the Investment Company Act of 1940 with respect to FMR. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity is the beneficial owner of 101,301 shares of our common stock as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson 3d and FMR, through its control of Fidelity, each has sole dispositive power over 101,301 shares of our common stock owned by the institutional accounts as reported above. Strategic Advisors, Inc., 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly owned subsidiary of FMR, provides investment advisory services to individuals. As such, FMR’s beneficial ownership includes 54,452 shares of our common stock beneficially owned through Strategic Advisors, Inc. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 740,080 shares of our common stock as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds or investment companies owning such shares. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 740,080 shares and sole power to vote or to direct the voting of 376,340 shares of our common stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 1,268,960 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 1,268,960 shares and sole power to vote or to direct the voting of 673,283 shares of our common stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 22,000 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. However, FMR has made filings with the SEC as if all of the shares are beneficially owned by FMR and FIL on a joint basis.

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership Guidelines and Anti-Hedging Policy

We require our directors and executive officers to hold our securities. Our Board believes that security ownership by the Board and senior management is important to align the interests of the Board and senior management with the interests of our other stockholders and to demonstrate to the investing public and our employees the Board’s and senior management’s commitment to Republic.

Our Corporate Governance Guidelines state the Board’s belief that directors should be stockholders and have a financial stake in Republic. To support that philosophy, we pay our directors a significant portion of their director compensation in the form of RSUs. As discussed above, directors receive RSUs that either do not distribute until the director’s termination of service on the Board or that distribute three years after their grant date. To further demonstrate the Board’s commitment to align itself with our stockholders, in October 2011 the Board established a formal equity ownership guideline for independent directors, with each independent director to hold company stock or vested RSUs, or both, having a total value of $1,000,000 within five years.

We also maintain stock ownership guidelines for our executive officers and other members of senior management. In October 2010, our Board adopted the following stock ownership guidelines for the executive officers and other members of senior management: (1) Chief Executive Officer — five times salary; (2) Chief Financial Officer and General Counsel — three times salary; (3) other Executive Vice Presidents and Senior Vice Presidents — two times salary; and (4) Vice Presidents and Area Presidents — one times salary. Each member of senior management has a five-year period from April 1, 2011, or from the time of promotion or hire into a covered position, to meet the applicable guideline, and interim progress is expected. Members of senior management may meet their guideline by holding company stock or RSUs, or both, having the requisite value.

Our insider trading policy prohibits all directors, officers and employees and their immediate family members from engaging in the following transactions relating to Republic securities or derivatives thereof: purchasing or selling puts or calls, short sales, placing standing orders (other than under 10b5-1 plans), engaging in short-term or “in-and-out” trading, and holding Republic securities or derivatives thereof in a margin account or pledging them.

Security Ownership of the Board and Management

The following table shows certain information as of March 20, 2012 with respect to the beneficial ownership of common stock by (1) our current directors, (2) each of the executive officers and former executive officers listed in the Summary Compensation Table (to whom we refer as the “named executive officers” or “NEOs”), and (3) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of options exercisable within 60 days of March 20, 2012. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

	Shares Beneficially Owned(a)
Name of Beneficial Owner	Number(b)		Percent(c)	Restricted Stock Units(d)
James W. Crownover	22,211	(1)	—	56,208
John W. Croghan	150,000	(2)	—	56,208	*
William J. Flynn	10,058	(3)	—	56,208	*
Michael Larson	—		—	34,813
Nolan Lehmann	53,439	(4)	—	56,208
W. Lee Nutter	332	(5)	—	56,208	*
Ramon A. Rodriguez	15,000	(6)	—	56,208	*
Donald W. Slager	715,585	(7)	—	103,447
Allan C. Sorensen	15,000	(8)	—	56,208	*
John M. Trani	10,058	(9)	—	56,208

	Shares Beneficially Owned(a)
Name of Beneficial Owner	Number(b)		Percent(c)	Restricted Stock Units(d)
Michael W. Wickham	—		—	56,208
Tod C. Holmes	146,651	(10)	—	135,175
Jeffrey A. Hughes	83,268	(11)	—	38,465
Michael P. Rissman	65,028	(12)	—	44,803
James E. O’Connor	273,294	(13)	—	—
Kevin C. Walbridge	22,461	(14)	—	32,261

All directors and current executive officers as a group (14 persons)	1,286,630	(15)	0.3%	862,575

(a)	Excludes the units in the last column of this table.

(b)	All share numbers have been rounded to the nearest whole share number, and include any restricted shares.

(c)	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 370,829,623 shares issued and outstanding at the close of business on March 20, 2012. Each of our directors and executive officers beneficially owns less than 1% of our outstanding common stock.

(d)	The numbers in this column represent outstanding RSUs, both vested and unvested, including RSUs represented as units in the Deferred Compensation Plan’s Stock Unit Fund. RSUs are settled through the issuance of shares of our common stock, except that RSUs deferred into the Deferred Compensation Plan may be settled in cash if settlement occurs more than six months after the recipient’s separation from service. RSUs receive dividend equivalents, in the form of additional RSUs, each time a dividend is paid on our common stock. For further discussion of RSUs, refer to “Director Compensation” and “Executive Compensation.” RSUs noted with an asterisk (*) include units held under a family trust or limited liability partnership rather than directly by the beneficial owner. RSUs are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included them in this table because they are similar to or track our common stock and they represent an investment risk in the performance of our common stock.

(1)	The aggregate amount of common stock beneficially owned by Mr. Crownover consists of 17,711 shares owned directly by him and exercisable options to purchase 4,500 shares.

(2)	The aggregate amount of common stock beneficially owned by Mr. Croghan consists of 150,000 shares owned directly by him.

(3)	The aggregate amount of common stock beneficially owned by Mr. Flynn consists of 10,058 shares owned directly by him.

(4)	The aggregate amount of common stock beneficially owned by Mr. Lehmann consists of 44,439 shares owned directly by him and exercisable options to purchase 9,000 shares.

(5)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 332 shares owned directly by him.

(6)	The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of exercisable options to purchase 15,000 shares that were transferred to Crombet, LLLP, a limited liability limited partnership of which the general partner is an entity controlled by Mr. Rodriguez and his spouse. Mr. Rodriguez disclaims beneficial ownership of the shares owned by Crombet, LLLP.

(7)	The aggregate amount of common stock beneficially owned by Mr. Slager consists of 208,817 shares owned directly by him, 62,265 shares of restricted stock, exercisable options to purchase 444,294 shares and 209 shares owned through our 401(k) Plan.

(8)	The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of exercisable options to purchase 15,000 shares.

(9)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 10,058 shares owned directly by him.

(10)	The aggregate amount of common stock beneficially owned by Mr. Holmes consists of 10,639 shares of restricted stock, exercisable options to purchase 133,013 shares, and 2,999 shares owned through our 401(k) Plan.

(11)	The aggregate amount of common stock beneficially owned by Mr. Hughes consists of 8,523 shares owned directly by him and exercisable options to purchase 74,745 shares.

(12)	The aggregate amount of common stock beneficially owned by Mr. Rissman consists of 7,587 shares owned directly by him, 1,150 shares owned by his spouse, and exercisable options to purchase 56,291 shares.

(13)	The aggregate amount of common stock beneficially owned by Mr. O’Connor consists of 50,874 shares owned directly by him and exercisable options to purchase 222,420 shares.

(14)	Based upon information available to the company, the aggregate amount of common stock beneficially owned by Mr. Walbridge consists of 482 shares owned directly by him, exercisable options to purchase 20,143 shares, and 1,836 shares owned through our 401(k) Plan.

(15)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and named executive officers as a group consists of (a) 457,525 shares owned directly, (b) 72,904 shares of restricted stock, (c) 1,150 shares indirectly owned by a spouse, (d) exercisable options to purchase 751,843 shares, and (e) 3,208 shares owned through our 401(k) Plan.

EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

Name	Age	Position Held
Donald W. Slager	50	President and Chief Executive Officer
Tod C. Holmes	63	Executive Vice President and Chief Financial Officer
Jeffrey A. Hughes	55	Executive Vice President, Human Resources
Michael P. Rissman	51	Executive Vice President, General Counsel and Corporate Secretary

For biographical information about Mr. Slager, see “Election of Directors — Biographical Information Regarding Director/Nominees and Executive Officers.”

Tod C. Holmes was named Executive Vice President and Chief Financial Officer in December 2008. Before that, Mr. Holmes served as our Senior Vice President and Chief Financial Officer from August 1998 to December 2008. Mr. Holmes served as our Vice President — Finance from June 1998 until August 1998 and as Vice President of Finance of our former parent company’s Solid Waste Group from January 1998 until June 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris Industries, Inc., including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller — Northern Region from 1993 to 1995, and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

Jeffrey A. Hughes was named Executive Vice President, Human Resources in December 2008 upon the close of the merger with Allied. While with Allied, Mr. Hughes served as Senior Vice President, Eastern Region Operations from 2004 until Allied’s merger with Republic. Mr. Hughes served as Assistant Vice President of Operations Support from 1999 to 2004 and as a District Manager from 1988 to 1999.

Michael P. Rissman was named Executive Vice President, General Counsel and Corporate Secretary in August 2009. Prior to that, Mr. Rissman served as acting General Counsel and Corporate Secretary from March 2009. Mr. Rissman joined Allied as Vice President and Deputy General Counsel in July 2007 and continued in these same positions at Republic after our merger with Allied in December 2008. Prior to joining Allied, Mr. Rissman was a partner at Mayer Brown LLP in Chicago. Mr. Rissman was at Mayer Brown from 1990 until coming to Allied in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview

We are the second largest provider of services in the domestic non-hazardous solid waste industry as measured by revenue. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 334 collection operations in 39 states and Puerto Rico. We own or operate 194 transfer stations, 191 active solid waste landfills and 74 materials recovery facilities. We also operate 69 landfill gas and renewable energy projects.

Despite the continued challenges presented by the economy, our business performed well during 2011. Revenue for 2011 increased to $8,192.9 million compared to $8,106.6 million for 2010. Net income for 2011 increased to $589.2 million, or $1.56 per diluted share, compared to $506.5 million, or $1.32 per diluted share, for 2010.

In 2011, we also continued to further our strategic goals and we reached our performance objectives in many key areas:

•	we increased our dividend from $0.20 per quarter to $0.22 per quarter, and we returned more than $770 million to stockholders through dividends and share repurchases;

•	we continued to refinance our debt, bringing the total reduction in interest expense to 155 basis points since our merger with Allied Waste in December 2008; and

•	we continued to reduce debt, bringing the total debt reduction to almost $800 million since December 2008.

We continue to focus on enhancing stockholder value by implementing our operating and cash utilization strategies. From a compensation perspective, we have a long-standing pay-for-performance philosophy and we seek to closely align the interests of our named executive officers (“NEOs”) with those of our stockholders. Thus, our incentive programs focus our management on achieving key performance metrics, including increasing free cash flow, achieving targeted earnings per share, and maintaining and improving returns on invested capital. Further, short- and long-term incentive compensation comprises the majority of the compensation for each of our NEOs. Highlights of our compensation program include the following:

•

Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual and long-term performance-based cash compensation and equity compensation. This places a significant amount of our executives’ total compensation at risk.

•

Our cash incentive compensation program rewards executives and other management employees for achieving annual corporate goals relating to earnings per share (the “EPS Measure”) and free cash flow (the “FCF Measure”) and three-year corporate goals relating to cash flow value creation (“CFVC”) and return on invested capital (“ROIC”), all of which are tied to the financial rewards received by our stockholders.

•

We make annual equity awards to our executives that include a mix of restricted stock or RSUs and stock options, and we make annual stock option grants to other management employees. These awards vest over four years to further align long-term management and stockholder interests and to promote executive retention.

•	We require all of our directors, executives and other senior-level management employees to hold a significant amount of our equity.

•	Effective March 29, 2012, we eliminated the excise tax gross-up provision in Mr. Slager’s employment agreement.

•	Our Compensation Committee is advised by an independent compensation consultant that does not perform any work for management.

The Merger with Allied, Synergy Cost Savings and Synergy Incentive Plan Payouts

On December 5, 2008, we acquired all the issued and outstanding shares of Allied in a stock-for-stock transaction for an aggregate purchase price of $12.1 billion, which included $5.4 billion of debt, at fair value.

As we noted in our proxy statement and prospectus that we distributed to stockholders before the Allied merger, the merger presented not only significant opportunities but also significant risks. Fully aware of the importance of capturing the advantages of integrating the two companies, we noted that we expected to implement an integration bonus program for the executive officers and more than 600 other key employees of the combined company, subject to stockholder approval of the incentive plan at the 2009 annual meeting of stockholders. We then presented the details of the Synergy Incentive Plan, including the nature and targeted amount of synergy savings and the amount of potential bonuses, to stockholders at the 2009 annual meeting. Our stockholders overwhelmingly approved the Executive Incentive Plan, which includes the Synergy Incentive Plan, with 94% of the voted shares approving the plan. The plan targeted $150 million in annual run-rate synergies to be achieved and maintained through the end of 2011.

By the end of 2011, we achieved approximately $180 million in annual run-rate synergy cost savings, exceeding our $150 million target by approximately $30 million per year (or 20%). The $180 million in annual run-rate cost savings go directly to the bottom line, and we believe that the annual synergy savings will continue to benefit our stockholders well into the future. We also believe that the Synergy Incentive Plan was a key driver in melding the cultures of the two predecessor companies and establishing a durable operating platform, thereby accomplishing the first successful large-scale merger in the waste industry.

Under the Synergy Incentive Plan, we implemented the cost-savings initiatives during 2009 and 2010, and we measured and verified them during 2011. Because we accomplished the targeted annual savings — in fact, we exceeded them by approximately $30 million — we paid synergy bonuses at the targeted amounts to more than 600 managers in February 2012. We are proud of the results achieved and believe the Synergy Incentive Plan was an important factor in driving those results. We also believe that the synergy bonuses should be viewed as one-time, unique bonuses for three years’ of extraordinary effort, and not as recurring compensation.

Compensation Committee Consideration of Our 2011 Stockholder Vote on Executive Compensation

At our 2011 annual meeting, our stockholders voted to approve our 2010 compensation of named executive officers (“NEOs”). The Compensation Committee was pleased that a majority of our stockholders voted to approve the NEO compensation. Nevertheless, the Compensation Committee sought to understand the concerns that led approximately one-third of our stockholders to vote against approval. We reached out to our largest stockholders to engage in an open dialogue regarding their perspectives about various topics of interest to them, including executive compensation.

The primary concern with our 2010 NEO compensation was that, when Mr. Slager’s employment agreement was amended during 2010 in connection with his promotion to Chief Executive Officer effective January 1, 2011, the amended agreement retained from his prior agreement an excise tax gross-up protection. Also, we believe that some of our stockholders follow the recommendations of the proxy advisory firm Institutional Shareholder Services (“ISS”) when casting their votes, and ISS cited only the gross-up protection in Mr. Slager’s amended employment agreement as a “problematic pay practice” in recommending that our stockholders vote against our 2010 NEO compensation. Accordingly, we believe the principal if not only reason that some of our stockholders voted against our 2010 NEO compensation was the excise tax gross-up protection in Mr. Slager’s amended agreement.

After considering this information, the Compensation Committee and Mr. Slager decided to amend his employment agreement to eliminate the excise tax gross-up provision, which amendment became effective on March 29, 2012.

Compensation Decisions for 2011

Our 2010 financial performance, including our performance relative to our peers, along with the individual performance of our NEOs, served as key factors in determining compensation for 2011, including as follows:

•

For 2011 we followed our general practice of having short-term and long-term incentive compensation make up the majority of the compensation for each of our NEOs. Long-term incentive compensation is comprised of cash awards determined by metrics that differ from our annual incentive compensation program and equity awards that have value that is closely linked to our total stockholder return.

•

In light of our expected performance for 2011 amidst continuing concerns about the economy, the Compensation Committee decided to make no changes in base salary, target annual cash incentive compensation or target long-term incentive cash compensation for our NEOs for 2011, except that in mid-2010 the Compensation Committee decided to increase Mr. Slager’s salary and target annual and long-term cash incentives for 2011 in connection with his promotion to Chief Executive Officer effective January 1, 2011.

•

The EPS Measure and the FCF Measure are the key metrics for our NEOs’ annual cash incentive awards. These metrics provide for a balanced approach to measuring annual performance. Despite the challenging economy, the targets for both the EPS Measure and the FCF Measure were aggressive. The target EPS Measure for 2011 reflects a 9.4% increase over the actual 2010 EPS Measure, while the target FCF Measure for 2011 reflects an increase of 15.9% over the actual 2010 FCF Measure. Despite these aggressive targets, our performance with respect to each of these metrics was above target in 2011 and resulted in the payment of annual cash incentive awards at 125% of target levels for our NEOs.

•

CFVC and ROIC are the key metrics for our NEOs’ long-term cash incentive awards. We believe that our stockholders are primarily concerned with our ability to generate free cash flow and provide them with a reasonable return on their investment. Therefore, we also believe that using these variables serves to closely align management’s interests with our stockholders’ interests. In addition, we believe that these variables tie long-term incentive compensation more directly to our and our officers’ actual performance rather than measures subject to the volatility of the stock market. In 2009, the Compensation Committee established the LTIP payout targets for the 2009-2011 performance period, payable in 2012, and established performance targets for CFVC and ROIC for this performance period. Actual CFVC performance was below target for the 2009-2011 performance period and actual ROIC performance was above target for this period, resulting in the payment of LTIP awards at approximately 111% of target levels for our NEOs.

Compensation Program Objectives, Philosophy and Process

Our executive compensation program is designed to attract and retain our key executives and to motivate them to increase stockholder value on an annual and a longer-term basis by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee establishes overall compensation programs for the NEOs that focus on performance-based incentive compensation to ensure that each officer’s interests are aligned with those of our stockholders. Our incentive forms of compensation do not focus on individual goals or individual performance, but instead align the executives with organization-wide strategic goals and objectives. We believe that stockholder interests are best served — and that our officers’ interests are best aligned with those of our stockholders — by establishing, working toward and achieving company-wide strategic goals and objectives that affect our entire organization. The relationship between our ability to meet and exceed earnings, return on invested capital and free cash flow targets is closely tied to the financial rewards received by our stockholders. Consequently, the success of our officers in meeting and exceeding these targets is closely linked to the financial rewards they receive. Conversely, if these targets are not met, then the NEOs’ and other management employees’ annual- and long-term cash incentive awards are reduced or eliminated.

Since 2003, the Compensation Committee has retained the services of Pearl Meyer, an independent compensation consultant, to assist with its review of compensation for the NEOs. The Compensation Committee considers data and analyses prepared by Pearl Meyer that include our prior performance and historical NEO pay and the appropriateness of that compensation as compared to the compensation of NEOs at our peer group companies (the “Peer Group”). The Compensation Committee also considers general compensation surveys compiled by other consulting firms and takes into account recommendations by the Chief Executive Officer for executive officers other than himself, but the Compensation Committee ultimately makes all decisions regarding executive officer compensation. In considering compensation matters, the Compensation Committee routinely meets in executive session without the presence of the NEOs or any of our other employees.

When considering the marketplace, the Compensation Committee places particular emphasis upon compensation available at the Peer Group. The Compensation Committee has consistently worked to establish a meaningful Peer Group against which our financial performance and our NEO compensation levels are compared. Although this Peer Group is used as a reference, the Compensation Committee does not target a specified percentile of compensation to be paid.

In consultation with Pearl Meyer, the Compensation Committee annually reviews the composition of the Peer Group to ensure that the companies included are comparable in terms of geographic footprint, business mix and complexity, revenue and market capitalization. For 2011, the Peer Group consisted of the following companies:

Con-Way, Inc.	Old Dominion Freight Line, Inc.

CSX Corporation	Ryder Systems, Inc.

Ecolab, Inc.	Sysco Corporation

FedEx Corporation	Waste Connections, Inc.

J.B. Hunt Transport Services, Inc.	Waste Management, Inc.

Norfolk Southern Corporation	W.W. Grainger, Inc.

Elements of Compensation — Why Each Element is Paid and How the Amount of Each is Determined

The Compensation Committee believes a well-balanced executive compensation program must motivate and reward executives for delivering annual financial results while also focusing attention on longer-term goals and objectives that drive financial progress and sustained stockholder value creation. Although we do not adhere to a precise mathematical allocation between annual base salary and incentive compensation, a significant portion of our NEOs’ total compensation is in at-risk, performance-based incentive compensation to align their interests with those of our stockholders. The following table reflects information regarding salary earned, and plan-based awards granted, in 2011:

	2011 Target Compensation Mix
	% Short-Term(1)	% Long-Term(2)	% Fixed(3)	% Variable(4)
Donald W. Slager	37%	63%	16%	84%
Tod C. Holmes	34%	66%	17%	83%
Jeffrey A. Hughes	67%	33%	37%	63%
Michael P. Rissman	42%	58%	23%	77%

(1)	Base salary plus annual cash incentive target for 2011

(2)	Long-term cash incentive target for 2011-2013 performance period and value of 2011 grant of stock options and RSUs

(3)	Base salary only

(4)	Annual cash incentive target for 2011, long-term incentive target for 2011-2013 performance period, and value of 2011 grant of stock options and RSUs

For 2011 our compensation program for NEOs consisted of the following components:

•	Base salary

•	Annual cash incentive award

•	Long-term incentive compensation

–	Long-term cash incentive awards

–	Equity compensation

•	Synergy Incentive Plan payouts for the 2009-2011 performance and measurement period

•	Other benefits

Each of these components is reflected in the Summary Compensation Table and is discussed in detail below.

Base Salary.  A competitive base salary is required to attract and retain high-caliber executive talent and provide a fixed level of compensation commensurate with the level of the position held. The Compensation Committee annually reviews the base salary of each NEO to determine if any adjustment is warranted. This review consists of a comparison of the compensation paid to incumbents in similar positions in our Peer Group, taking into account individual qualifications and responsibilities and individual and company performance. The Compensation Committee also considers internal salary levels. Base salary levels may be adjusted when the Compensation Committee believes there is a competitive need to do so, in light of an individual’s promotion or to take into account individual performance. For 2011, the Compensation Committee increased Mr. Slager’s base salary from $875,000 to $1,000,000 effective January 1, 2011 upon his promotion to Chief Executive Officer (at which time our former Chief Executive Officer, Mr. O’Connor, ceased receiving base salary). The Compensation Committee made no change to the annual base salaries for Messrs. Holmes, Hughes or Rissman for 2011, and their base salaries were $575,000, $420,000 and $400,000, respectively. In January 2012, Messrs. Hughes’ and Rissman’s base salaries were increased by 2% to $428,400 and $408,000, respectively. Mr. Slager’s and Mr. Holmes’ base salaries did not change for 2012.

Annual Cash Incentive Compensation.  Annual, performance-based cash bonuses provide our NEOs and other management employees with an opportunity to earn cash bonuses based on achieving our annual business objectives. Under this program, each NEO is eligible to receive an annual cash bonus based upon the company achieving a pre-determined EPS Measure and a pre-determined FCF Measure, both of which are approved by the Compensation Committee at the beginning of each year following the Board’s approval of our annual budget.

For compensation purposes for 2011, we defined the earnings per share (the “EPS Measure”), which is not a measure determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”), as our reported earnings per share adjusted to remove the impact of: (a) restructuring charges attributable to the merger with Allied and costs to achieve synergies; (b) the loss on extinguishment of debt; and (c) other non-operational items not reflected in our budget, including gains or losses from divestitures net of tax and costs associated with withdrawal from or termination of multi-employer pension plans.

For compensation purposes for 2011, we defined free cash flow (the “FCF Measure”), which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities, less purchases of property and equipment received in 2011, plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows, adjusted to remove the impact of: (1) expenditures related to our merger with Allied, net of tax; (2) legacy Allied tax payments relating to Browning-Ferris Industries, Inc. risk management companies; (3) the loss on extinguishment of debt; and (4) other non-operational items not reflected in our budget, including proceeds or expenditures from business unit divestitures and taxes thereon, other legacy Allied tax payments or reversals, and costs associated with withdrawal from or termination of multi-employer pension plans.

For 2011, the target EPS Measure and FCF Measure were $1.87 per share and $900 million, respectively. These measures were designed to be aggressive, but reachable. The target EPS Measure for 2011 reflected a 9.4% increase over the actual 2010 EPS Measure, while the target FCF Measure for 2011 reflected an increase of 15.9% over the actual 2010 FCF Measure. One-half of the targeted payout was attributable to each measure. If the EPS Measure target was exceeded, and the FCF Measure target was met or exceeded, the targeted payout amount to each NEO would increase. That increase would be approximately 6.25% of the targeted payout amount for each $0.01 by which we exceed the EPS Measure target, up to a maximum of $0.16 per share, resulting in a possible maximum payout equal to 200% of the targeted payout amount. There would have been no increase over the targeted payout amount to the NEOs if the EPS Measure target was not exceeded, even if the FCF Measure target was exceeded. If either target was not met, bonus would have been paid at an amount below target if the EPS Measure threshold ($1.71 per share) was exceeded or the FCF Measure threshold ($771 million) was met.

Actual results for 2011 were an EPS Measure of $1.95 per share and an FCF measure of $908.7 million. These results correspond to a payout of 150% of the targeted awards according to the formula established at the beginning of the performance period in February 2011. Under the Executive Incentive Plan, the Compensation Committee has the authority to approve payments that are equal to or below (but not higher than) the payout percentage derived through the formula. Exercising its discretion, the Compensation Committee determined that the payout for 2011 should be 125%, rather than 150%, of target. The Compensation Committee exercised this “negative discretion” because $0.04 of the EPS Measure was due to the benefit of the settlement of a particular historical tax matter that, although valuable to the company, was not the type of benefit that the annual incentive program was designed to reward. Therefore, the Compensation Committee approved payment to each NEO at 125% of his targeted annual incentive, which corresponds to an EPS Measure of $1.91 per share.

The following table sets forth each NEO’s annual incentive opportunity for 2011, expressed as a percentage of his base salary, if the threshold, target or maximum levels of performance had been achieved. The last column of the table also shows each NEO’s actual incentive payout for 2011, which amounts are also reflected in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation.

	Annual Incentive Opportunity as a Percentage of Salary
Name	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	2011 Actual Annual Cash Incentive Payout
Donald W. Slager	15.625%	125%	250%	$1,562,500
Tod C. Holmes	12.5%	100%	200%	$718,750
Jeffrey A. Hughes	10%	80%	160%	$420,000
Michael P. Rissman	10%	80%	160%	$400,000

For 2012, the annual incentive design remains similar to 2011 with the measures again consisting of the EPS Measure and the FCF Measure. For compensation purposes for 2012, we define the EPS Measure, which is not a measure determined in accordance with U.S. GAAP, as our reported earnings per share adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses from divestitures, net of tax; and (c) costs associated with withdrawal from or termination of multi-employer pension plans. For compensation purposes for 2012, we define the FCF Measure, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities, less purchases of property and equipment received in 2012, plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows, adjusted to remove the impact of: (1) expenditures related to our merger with Allied, net of tax; (2) legacy Allied tax payments relating to Browning-Ferris Industries, Inc. risk management companies and the Ref-Fuel matter; (3) cash taxes arising from debt extinguishment; (4) tax payments related to business unit divestitures; and (5) costs associated with withdrawal from or termination of multi-employer pension plans.

For 2012, if our targets for the EPS Measure and the FCF Measure are both met but not exceeded, the percentage of salary target amount to each NEO will be the same percentage of his salary as set forth in the 2011 table above in the “At Target Performance Level” column. One-half of the targeted payout amount will be attributable to each measure. If the EPS Measure target is exceeded, and the FCF Measure target is met or exceeded, the targeted payout amount to each NEO will increase. That increase is approximately 6.25% of the targeted payout amount for each $0.01 by which we exceed the EPS Measure target, up to a maximum of $0.16 per share, resulting in a possible maximum payout equal to 200% of the targeted payout amount. There is no increase in the targeted payout amount to the NEOs if the EPS Measure target is not exceeded, even if the FCF Measure target is exceeded. If either target is not met, bonus will be paid at an amount below target if the EPS Measure threshold is exceeded or the FCF Measure threshold is met.

Long-Term Incentive Compensation.  Our long-term incentive compensation includes a mix of a performance-based, long-term cash incentive program, RSUs and stock options. Long-term incentive compensation further aligns NEO compensation with the interests of our stockholders by motivating our NEOs to promote Republic’s long-term health and growth.

Long-Term Cash Incentive Compensation.  Similar to annual cash incentive awards, long-term incentive plan (“LTIP”) awards are based on achieving pre-established performance goals. LTIP awards are based on rolling periods of three years each. A new performance period begins on January 1 of each year, and payouts with respect to each performance period are scheduled to occur following the end of the applicable three-year period. The payouts of the long-term awards are based upon achieving pre-determined levels of (a) cash flow value creation (“CFVC”), which we define as operating cash flow minus capital charges, and (b) return on invested capital (“ROIC”), both of which are approved by the Compensation Committee at the beginning of each three-year performance period. If our CFVC and ROIC each exceed their target by 15% or more, then the awards will be a maximum of 150% of the target awards. If we achieve CFVC and ROIC at the threshold of 85% of target, awards will be 50% of the target awards. Results between threshold and target, and results between target and maximum, are interpolated. Each of the two measures, CFVC and ROIC, is weighted equally. If neither threshold is reached, no award will be paid for the applicable three-year performance period.

During 2008, the LTIP payouts for the 2006-2008, 2007-2009 and 2008-2010 performance periods were accelerated and paid in 2008 at target as a result of a change in control provision in the plan. Due to the acceleration of the payments, no LTIP payouts under the plan were made in 2009, 2010, and no LTIP payouts under the plan were made to any of Messrs. Slager, Holmes, Hughes, Rissman, or Walbridge in 2011. Mr. O’Connor received payment in 2011 in connection with the 2009-2011 performance period, as is discussed immediately below.

In 2009, the Compensation Committee established the LTIP payout and performance targets for the 2009-2011 performance period. The targets for CFVC and ROIC for the 2009-2011 performance period were $2,198 million and 6.0%, respectively. Actual CFVC and ROIC performance for the 2009-2011 performance period were $2,157 million and 6.5%, respectively, resulting in a payout at approximately 111% of the targeted payout amount. Due to his retirement as Chief Executive Officer and pursuant to the terms of his Retirement Agreement, Mr. O’Connor was paid his target LTIP amount for the 2009-2011 performance period in 2011. Due to the termination of his employment and pursuant to the terms of the plan, Mr. Walbridge was not eligible for an LTIP award. The opportunities and actual payouts for the 2009-2011 LTIP performance period are shown in the table below, and the actual payouts are also reflected in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation.

Name	Target LTIP Award	Actual 2009-2011 LTIP Payout
Donald W. Slager	$650,000	$720,200
Tod C. Holmes	500,000	554,000
Jeffrey A. Hughes	170,000	188,360
Michael P. Rissman	50,000	55,400
James E. O’Connor	1,250,000	1,250,000
Kevin C. Walbridge	200,000	—

In 2010, the Compensation Committee established the long-term incentive payout targets for the 2010-2012 performance period. The target awards payable under this plan to Messrs. Slager, Holmes, Hughes, Rissman, O’Connor and Walbridge were established at $650,000, $500,000, $187,000, $250,000, $1,250,000 and $220,000, respectively. Due to his retirement as Chief Executive Officer effective January 1, 2011, Mr. O’Connor will be paid one-third of the amount for the 2010-2012 performance period that he would have earned had he remained employed through the end of 2012, with such award payable within 60 days after the end of 2012. Mr. Walbridge will not be eligible for an award for the 2010-2012 performance period.

In 2011, the Compensation Committee established the long-term incentive payout targets for the 2011-2013 performance period. The target awards payable under this plan to Messrs. Slager, Holmes, Hughes, Rissman and Walbridge were established at $900,000, $500,000, $242,000, $250,000 and $250,000, respectively. Messrs. O’Connor and Walbridge will not be eligible for awards for the 2011-2013 performance period.

In 2012, the Compensation Committee established the long-term incentive payout targets for the 2012-2014 performance period. The target awards payable under this plan to Messrs. Slager, Holmes, Hughes and Rissman were established at $900,000, $500,000, $242,000, and $250,000, respectively. Messrs. O’Connor and Walbridge will not be eligible for awards for the 2012-2014 performance period.

Equity Compensation.  Our executives are eligible to participate in a long-term equity incentive program that is administered under our 2007 Stock Incentive Plan and under which they may receive equity awards in the form of restricted stock, RSUs and/or stock options. These equity awards focus our executives on long-term stockholder returns by linking the ultimate value of the equity awards to our longer-term performance. The Compensation Committee believes that long-term stock-based incentive compensation enhances our ability to attract and retain high quality talent and motivates that talent to sustain our long-term financial performance and increase stockholder value. We further believe that equity awards offer significant motivation to our officers and other employees and serve to align their interests with those of our stockholders. Restricted stock and RSUs encourage both the preservation of value already generated and growth in our future value. Stock options align the interests of our executives with new stockholders whose basis in our stock is at current share price and for whom growth in value from this point forward is of critical interest. While the Compensation Committee will continually evaluate the use of equity compensation types and amounts, it intends to continue to use such awards as part of our overall compensation program.

In January 2011, Messrs. Holmes and Rissman were granted 41,597 and 16,639 RSUs, respectively, that vest in equal annual installments over four years and will be settled in common stock promptly after vesting (if not deferred into the Deferred Compensation Plan). In January 2011, Messrs. Slager, Holmes and Rissman were granted stock options in the following amounts: Mr. Slager — 185,874 options; Mr. Holmes — 92,937 options; and Mr. Rissman — 46,468 options. In February 2011, Mr. Hughes was granted 23,000 options. All of the options for the NEOs vest in equal annual installments over four years or as provided in their agreements.

Synergy Incentive Plan

We presented the details of the Synergy Incentive Plan, including the nature and targeted amount of synergy savings and the amount of potential bonuses, to stockholders in the proxy statement relating to the 2009 annual meeting of stockholders. Our stockholders overwhelmingly approved the Executive Incentive Plan, which includes the Synergy Incentive Plan, with 94% of the voted shares approving the plan.

The Synergy Incentive Plan targeted $150 million in annual run-rate cost savings due to the integration of the two companies (synergies) to be achieved and maintained through the end of 2011, with a threshold of $100 million in synergies before any awards would be paid. The plan estimated $300 million of costs necessary to achieve the synergies, and provided that 50% of any costs in excess of $300 million would be deducted from the synergies before calculating the bonus amount earned.

The target bonuses payable to our NEOs under the Synergy Incentive Plan were as follows:

•	Mr. Slager $10.0 million

•	Mr. Holmes $8.0 million

•	Mr. Hughes $0.4 million

•	Mr. Rissman $0.5 million

•	Mr. O’Connor $15.0 million

•	Mr. Walbridge $1.0 million

Achievement of synergies above the $150 million target would not increase the bonus payouts; therefore the target payout was also the maximum. A participant would have received a payment equal to 25% of his targeted payout if only the threshold performance level had been achieved. Achievement between threshold and target would have resulted in a payout interpolated between the threshold and maximum payouts.

In creating the Synergy Incentive Plan, we worked with Deloitte Consulting LLC to develop:

•	a list of specific actions to be implemented;

•	a rigorous process for tracking and measuring the cost savings and the costs to achieve; and

•	a reporting process for management and the Board.

Further, we established an Integration Committee of the Board comprised of independent directors to oversee the implementation of the cost savings initiatives. See “Board of Directors and Corporate Governance Matters — Integration Committee.” Throughout 2009-2011, management reported at least quarterly to the Integration Committee on the company’s progress and the realized cost savings and costs to achieve. Throughout this time period, Deloitte Consulting LLC assisted the Integration Committee by, among other things, reviewing and validating the reported synergy savings and costs to achieve and supporting documentation.

As of the end of the measurement period on December 31, 2011, we had achieved and verified approximately $180 million in annual run-rate synergy cost savings, exceeding our $150 million target by approximately $30 million per year (or 20%). Further, the actual costs to achieve the synergies were $294 million, or $6 million less than estimated. The measured synergies included the following:

•	headcount synergies of approximately $77 million, from the reduction of duplicative activity and associated people costs;

•

transportation and disposal synergies of approximately $12 million, from savings accomplished by routing waste to closer or less expensive disposal options made available by the combination of the two companies and access to the combined set of landfills and other disposal sites;

•	financing synergies of approximately $40 million, arising from refinancing debt and replacing surety bonds as an investment grade credit due to the improved balance sheet of the combined company;

•

procurement synergies of approximately $21 million, arising primarily from the increased purchasing power available to the combined company as well as shifting purchases to lower-priced existing contracts;

•	route consolidation synergies of approximately $9 million, arising from combining routes in overlap markets; and

•	other synergies of approximately $24 million, arising from other cost savings achieved as a result of the combination of the two companies.

For all categories of savings, impacts to costs due to causes other than the combination of the two companies — such as changes in procurement costs due to market price fluctuations, etc. – were controlled for and not counted as synergies.

Because we accomplished the targeted annual savings, we paid synergy bonuses at the maximum amounts (which are the same as target amounts) to more than 600 key managers, including our NEOs, in February 2012. The synergy bonus payments to the NEOs were at the targets shown above and are also reflected in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation.

Other Benefits and Modest Perquisites.  Our executive compensation program includes other benefits and modest perquisites whose value is more fully detailed in the “All Other Compensation” table. The Compensation Committee reviews these other benefits and perquisites annually with respect to their amount and appropriateness. For 2011, the benefits and perquisites to NEOs fell primarily into the following general categories: (a) matching contributions by the company to 401(k) and deferred compensation accounts; (b) retirement contributions to deferred compensation accounts; and (c) value attributable to life insurance we provide to our NEOs.

Matching 401(k) Contributions.  The company matches a portion of contributions made by all of our employees, including the NEOs, into their 401(k) accounts. This match equals 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee up to a maximum defined by the Internal Revenue Service.

Deferred Compensation Contributions.  Because our NEOs and other employees are limited by federal law as to the amount they may contribute to their 401(k) accounts, which amount in 2011 was $16,500 per year (or $22,000 per year for persons 50 years old or older), we have established a Deferred Compensation Plan that permits participants to defer additional amounts of their compensation to better provide for their retirement. Under the Deferred Compensation Plan, most participants also are eligible for matching contributions. The matching contribution under the Deferred Compensation Plan is equal to the lesser of two percent of the participant’s eligible compensation under the plan over the established 401(k) limit, which in 2011 was $245,000, or 50% of the amount the participant has deferred.

In addition, in 2005, we began making discretionary retirement contributions to certain of our senior executives’ deferred compensation accounts. The Compensation Committee reviews these discretionary amounts annually, and may change the amounts or discontinue the contributions at any time. Each contribution amount is a fixed dollar amount that depends on the participant’s title and position in the organization, among other considerations. Unless otherwise specified, retirement contributions vest in one of four ways: (1) upon a participant satisfying the age, service and, in certain instances, notice requirements necessary to qualify for retirement; (2) in the event of death or disability, the retirement contributions vest immediately; (3) if a participant’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the participant until the earlier of the fifth anniversary of the termination date or the date the participant would have become eligible for retirement; or (4) if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. Per his employment agreement, effective as of May 2009, Mr. Holmes was credited $1,000,000 to his deferred compensation account in 2010. This amount was immediately vested on the grant date and will be paid in accordance with the terms of the plan. Mr. Rissman received a $65,000 contribution to his deferred compensation account in each of 2009, 2010 and 2011. Mr. Hughes received a contribution of $55,000 to his deferred contribution account in each of 2009 and 2010, and a contribution of $65,000 to his deferred compensation account in 2011. The contributions will vest under the terms of the Deferred Compensation Plan, as described above.

Mr. Slager is entitled to a benefit, which was preserved in his new employment agreement from his prior agreement with Allied, that requires us to pay him a specified amount after termination of his employment for any reason. This payment per his agreement is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of termination (the “Supplemental Retirement Benefit”). In 2011, the Supplemental Retirement Benefit increased by $153,379.

Supplemental Life Insurance.  We provide life insurance equal to one times salary for all of our full-time, non-probationary employees. Pursuant to his employment agreement, we provide life insurance equal to two times salary for Mr. Holmes.

Airplane Use.  Our Chief Executive Officer is permitted to use our airplane for personal travel. The amount reflected in the All Other Compensation table as “Aircraft Usage” represents the incremental cost of providing our aircraft to Mr. Slager for personal travel. Other NEOs are permitted to use the aircraft for personal use if the Chief Executive Officer is aboard. At each quarterly meeting, the Compensation Committee reviews the personal use of our airplane for the immediately preceding quarter for reasonableness.

Dividends. Our executives who receive grants of restricted stock and RSUs receive any dividends we declare on our common stock following the date on which they are granted restricted stock or RSUs. For RSUs, the dividends are in the form of additional RSUs with a value equal to the value of dividends they would have received on the shares of stock underlying the RSUs they hold on the dividend record date. We believe that permitting our executives to receive dividends on awards not yet vested is appropriate because we grant equity to align their interests with our stockholders’ interests, which includes the economic rewards and risks inherent in share ownership.

Executive Separation Policy

In 2010, the Compensation Committee adopted the Republic Services, Inc. Executive Separation Policy (the “Separation Policy”) to ensure that Republic is able to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of Republic for the benefit of our stockholders. The Compensation Committee also established the Separation Policy to enable the Compensation Committee to cover executives under the policy who may be hired or promoted in the future rather than entering into individual employment agreements with those executives. The Separation Policy describes the benefits we will provide the executives under certain circumstances if their employment ends. The Separation Policy is in effect for any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel, Executive Vice President, Senior Vice President, Vice President or Area President (collectively, the “Covered Executives”) who does not have an employment agreement with us. Currently, Mr. Rissman is the only NEO who does not have an employment agreement and is thus covered under the Separation Policy.

Under the Separation Policy, Covered Executives (other than those who have employment agreements) will receive severance benefits if we terminate their employment without cause (as defined in the policy). The Separation Policy also provides for enhanced severance benefits for a termination without cause or a resignation for good reason (as defined in the policy) within one year following a change in control (as defined in the policy). Severance benefits are payable only if the employee signs the appropriate form of our Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement and signs a separation agreement containing a waiver and release of legal claims. The Compensation Committee may modify or terminate the Separation Policy prior to a change in control for all Covered Executives who have not had a termination of employment prior to the modification or termination as long as the modification applies to all Covered Executives in the same category.

Employment Agreements

We maintain employment agreements with some of our senior executives to clarify their employment rights and responsibilities and to impose certain post-employment limitations on their rights to compete with us or to solicit our customers or employees. For information regarding these agreements, see “Executive Compensation — Employment Agreements and Post-Employment Compensation.”

Stock Ownership Guidelines and Anti-Hedging Policy

We maintain stock ownership guidelines for our executive officers and other members of senior management, ranging up to five times salary for our Chief Executive Officer. For a discussion of our stock ownership guidelines and anti-hedging policy, see “Security Ownership of the Board of Directors and Management — Security Ownership and Anti-Hedging Policy” above.

Deductibility of Executive Compensation

Our compensation programs are structured to support organization goals and priorities and stockholder interests. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of certain compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the Chief Financial Officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We do not have a policy that requires all of our compensation to be deductible for purposes of Section 162(m). We consider accounting and tax treatments when making compensation determinations, but they are not determinative.

The options we grant to our executive officers are intended to qualify as performance-based compensation that is not subject to deduction limits. The restricted stock and RSUs we grant to our executive officers do not so qualify because they vest over time rather than based on performance. Payments under the Executive Incentive Plan approved by stockholders at the 2009 annual meeting, including annual, long-term and synergy payments, are intended to qualify as performance-based compensation that complies with Section 162(m). However, due to Mr. Rissman’s promotion more than 90 days after the commencement of the relevant performance periods, his Synergy Incentive Plan award and his 2009-2011 LTIP award are not considered performance-based compensation under Section 162(m), and a portion of these awards may not be deductible.

Compensation Committee Interlocks and Insider Participation

Messrs. Flynn, Larson, Nutter, Sorensen and Wickham served as members of the Compensation Committee during 2011. No member of the Compensation Committee was an officer or employee of Republic during the prior year or was formerly an officer of Republic. During the year ended December 31, 2011, none of our executive officers served on the compensation committee or board of any other entity, any of whose executive officers served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

William J. Flynn, Chairperson

Michael Larson

W. Lee Nutter

Allan C. Sorensen

Michael W. Wickham

Compensation Program as It Relates to Risk Management

We do not believe our compensation programs for either our NEOs or our other employees encourage excessive or inappropriate risk-taking or create risks that would be reasonably likely to have a material adverse effect on us. We believe our compensation programs effectively align our corporate and field management teams with our overall goals by motivating them to increase stockholder value on both an annual and a longer-term basis, primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. We achieve this by using simple and measurable metrics to determine incentive pay.

Our annual incentives for executives and corporate and region managers are based on achieving earnings per share and free cash flow goals established by the Compensation Committee. Our LTIP compensation for executives and senior managers is based on achieving ROIC and CFVC goals established by the Compensation Committee. We also provide executives and senior managers equity awards as approved by the Compensation Committee to reinforce each manager’s commitment to stockholder return.

Area Presidents and their key managers participate in the LTIP and equity incentive plan. Their short-term incentive compensation is tied to corporate financial results, plus the financial and operating metric results in the area they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics include safety, pricing and net sales growth.

General Managers in our field organizations receive stock options as their long-term incentive to align them with our stockholders. General Managers and their teams also receive salary and short-term incentive compensation tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics could include any combination of price increases, productivity improvements, safety, net sales growth, environmental compliance and capital budget management, depending on the current year priorities as set by their senior managers.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our cash incentive plans contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

In addition, we maintain stock ownership guidelines for executive officers, along with an anti-hedging policy, both of which encourage long-term performance rather than short-term windfalls.

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation we paid for 2011 to our Chief Executive Officer, our Chief Financial Officer and our other executive officers serving as of the end of 2011 for services rendered in all capacities to our company. The positions listed are as of December 31, 2011. In addition, under SEC rules, we are required to report the compensation received by Mr. O’Connor because he served as Chief Executive Officer on January 1, 2011, and for Mr. Walbridge, a former executive officer, whose employment terminated with us on November 28, 2011. We refer to the individuals shown in the table below as the “named executive officers” or “NEOs.”

Name and Principal 2011 Positions(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Donald W. Slager	2011	1,000,000	—	—	1,000,002	12,282,700	178,634	14,461,336
President and Chief Executive Officer	2010	875,000	—	3,633,338	649,998	1,268,400	163,266	6,590,002
	2009	858,173	—	1,000,006	—	1,750,400	152,213	3,760,792

Tod C. Holmes	2011	575,000	—	1,249,990	500,001	9,272,750	45,076	11,642,817
Executive Vice President and Chief Financial Officer	2010	575,000	—	1,250,018	500,000	694,600	1,045,152	4,064,770
	2009	575,000	—	500,007	—	958,600	63,999	2,097,606

Jeffrey A. Hughes	2011	420,000	—	—	123,050	1,008,360	90,910	1,642,320
Executive Vice President, Human Resources

Michael P. Rissman	2011	400,000	—	500,002	249,998	988,733	76,165	2,214,898
Executive Vice President, General Counsel and Corporate Secretary	2010	400,000	—	500,007	250,000	386,560	76,373	1,612,940
	2009	319,353	50,000	—	—	367,900	75,164	812,417

James E. O’Connor	2011	—	1,800,000	—	—	16,250,000	77,337	18,127,337
Former Chairman and Chief Executive Officer	2010	1,100,000	—	2,500,007	1,250,000	1,727,440	2,424,312	9,001,759
	2009	1,121,154	—	2,000,006	—	2,383,900	171,560	5,676,620

Kevin C. Walbridge	2011	485,962	—	—	185,997	1,348,333	176,961	2,197,253
Former Executive Vice President — Operations	2010	408,462	—	—	118,910	404,680	94,813	1,026,865
	2009	407,692	—	—	—	533,500	79,317	1,020,509

(1)	Mr. O’Connor retired as our Chief Executive Officer effective January 1, 2011, and continued as Chairman of the Board through May 12, 2011, the date of the 2011 annual meeting of stockholders. Mr. Slager was promoted to Chief Executive Officer on January 1, 2011. Mr. Hughes has been Executive Vice President, Human Resources since the merger in December 2008 and became an executive officer of the company on July 26, 2011. Mr. Walbridge served as Executive Vice President, Operations through November 28, 2011.

(2)	Included in the Stock Awards column is the grant date fair value of restricted stock and restricted stock unit awards granted in 2011, 2010 and 2009, calculated in accordance with FASB ASC Topic 718. Included in the Option Awards column is the grant date fair value of stock option awards granted in 2011, 2010 and 2009, as determined pursuant to FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718. The amounts shown in the table above reflect the grant date fair value and may not correspond to the actual value that will be realized by the named executive officers.

(3)	The amounts shown reflect the 2011 annual incentive, the 2009-2011 long-term incentive awards (LTIP), and the synergy incentive awards payable under the Executive Incentive Plan. Mr. O’Connor’s 2009-2011 LTIP award was paid to him in 2011. All other amounts shown were paid in 2012. The amounts earned by each of the named executive officers are shown in the table below:

Executive	Annual Cash Incentive	2009 - 2011 LTIP	Synergy Bonus
Donald W. Slager	$1,562,500	$720,200	$10,000,000
Tod C. Holmes	718,750	554,000	8,000,000
Jeffrey A. Hughes	420,000	118,360	400,000
Michael P. Rissman	400,000	55,400	533,333
James E. O’Connor	0	1,250,000	15,000,000
Kevin C. Walbridge	348,333	0	1,000,000

(4)	See “All Other Compensation for 2011” table for more information regarding amounts shown in this column for 2011.

All Other Compensation for 2011

Executive	Matching Contribution to 401(k) Plan ($)	Matching Contribution to Deferred Compensation Plan ($)	Retirement Contribution to Deferred Compensation Plan ($)(1)	Value of Supplemental Life Insurance Premiums ($)	Aircraft Usage ($)(2)	Other Taxable ($)(3)	Relocation ($)	Total ($)
Donald W. Slager	9,800	—	153,379	1,195	14,260	—	—	178,634
Tod C. Holmes	9,800	25,772	—	9,306	—	198	—	45,076
Jeffrey A. Hughes	9,800	14,700	65,000	1,410	—	—	—	90,910
Michael P. Rissman	9,800	—	65,000	966	—	399	—	76,165
James E. O’Connor	—	64,778	—	602	—	11,957	—	77,337
Kevin C. Walbridge	9,800	13,939	65,000	2,416	99	—	85,707	176,961

(1)	Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him within six months of his termination of employment for any reason. This contractual payment is an amount, increased at an annual rate of 6% compounded annually, from December 5, 2008 until the date of his termination. The amount shown for him in this column reflects the annual increase to the payment.

(2)	The amounts shown reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation is calculated in accordance with SEC guidance and differs from the valuation under applicable tax guidelines.

(3)	The amounts shown include taxable income for shared payment for health club dues for participation in the company’s wellness program and the cost of providing continued health care coverage to Mr. O’Connor pursuant to his retirement agreement.

Grants of Plan-Based Awards in 2011

The following table sets forth information concerning each grant of an award we made to a named executive officer during the year ended December 31, 2011 under the Executive Incentive Plan and or the 2007 Stock Incentive Plan. Information regarding our awards under these plans is included in our Compensation Discussion and Analysis.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type(1)	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)
Donald W. Slager	Stock Options	1/3/2011					185,874	30.05	1,000,002
	Long-Term Incentive Compensation (2011-2013)	2/8/2011	225,000	900,000	1,350,000
	Annual Incentive Compensation	2/8/2011	156,250	1,250,000	2,500,000
Tod C. Holmes	Restricted Stock Units	1/3/2011				41,597			1,249,990
	Stock Options	1/3/2011					92,937	30.05	500,001
	Long-Term Incentive Compensation (2011-2013)	2/8/2011	125,000	500,000	750,000
	Annual Incentive Compensation	2/8/2011	71,875	575,000	1,150,000
Jeffrey A. Hughes	Stock Options	2/15/2011					23,000	29.84	123,050
	Long-Term Incentive Compensation (2011-2013)	2/8/2011	60,500	242,000	363,000
	Annual Incentive Compensation	2/8/2011	42,000	336,000	672,000
Michael P. Rissman	Restricted Stock Units	1/3/2011				16,639			500,002
	Stock Options	1/3/2011					46,468	30.05	249,998
	Long-Term Incentive Compensation (2011-2013)	2/8/2011	62,500	250,000	375,000
	Annual Incentive Compensation	2/8/2011	40,000	320,000	640,000
James E. O’Connor			N/A	N/A	N/A	—	—	—	—
Kevin C. Walbridge(4)	Stock Options	1/3/2011					34,572	30.05	185,997
	Long-Term Incentive Compensation (2011-2013)	2/8/2011	62,500	250,000	375,000
	Annual Incentive Compensation	2/8/2011	47,500	380,000	760,000

(1)	All equity awards granted in 2011 were granted under the 2007 Stock Incentive Plan. Annual and long-term cash incentive awards were granted under the Executive Incentive Plan. For further details regarding the annual and long-term cash compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The stock option awards shown above are scheduled to vest in equal annual installments over four years, beginning on the first anniversary of the grant date, and expire seven years from the grant date. The RSU awards are scheduled to vest in equal annual installments over four years, beginning on the first anniversary of the grant date.

(2)	This shows the payouts that are earned under the respective incentive awards if the minimum performance level is achieved. If the minimum level of performance is not achieved, no payout under the respective awards will be made.

(3)	If the maximum level of performance is achieved under the annual cash incentive plan, the maximum payout is 200% of target. If the maximum level of performance is achieved under the long-term incentive plan, the maximum payout is 150% of target.

(4)	Due to Mr. Walbridge’s termination of employment on November 28, 2011, all stock options granted to him on January 3, 2011 that do not vest within one year of his termination date will be forfeited. In addition, in accordance with the terms of the Executive Incentive Plan, he was not eligible to receive any payout in respect to his long-term incentive award.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects restricted stock, restricted stock unit and stock option awards granted to the named executive officers that were outstanding as of December 31, 2011.

		Stock Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(4)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested(4)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Donald W. Slager	12/30/05	59,850	—	19.42	12/30/2015
	12/05/06	74,970	—	28.69	12/5/2016
	12/11/07	112,500	—	25.51	12/11/2017
	12/09/08	92,677	30,893	23.74	12/9/2015
	01/04/10	28,914	86,744	28.68	1/4/2017
	01/03/11	—	185,874	30.05	1/3/2018
						12/09/08	13,830	381,017
						01/31/09	38,670	1,065,359
						01/04/10	45,046	1,241,017
						06/25/10	48,435	1,334,384
Tod C. Holmes	12/09/08	65,295	23,765	23.74	12/9/2015
	01/04/10	22,242	66,726	28.68	1/4/2017
	01/03/11	—	92,937	30.05	1/3/2018
						12/09/08	10,639	293,104
						01/04/10	34,474	949,759
						01/03/11	42,764	1,178,148
Jeffrey A. Hughes	12/30/05	15,300	—	19.42	12/30/2015
	12/05/06	22,500	—	28.69	12/5/2016
	12/11/07	15,750	—	25.51	12/11/2017
	12/09/08	10,695	3,565	23.74	12/9/2015
	02/16/10	2,375	7,125	27.02	2/16/2017
	02/15/11	—	23,000	29.84	2/15/2018
Michael P. Rissman	07/30/07	9,000	—	28.00	7/30/2017
	12/11/07	6,300	—	25.51	12/11/2017
	12/09/08	7,132	2,378	23.74	12/9/2015
	01/04/10	11,121	33,363	28.68	1/4/2017
	01/03/11	—	46,468	30.05	1/3/2018
						01/04/10	13,791	379,942
						01/03/11	17,106	471,270
James E. O’Connor(2)	12/09/08	237,640	—	23.74	1/1/2014
	01/04/10	222,420	—	28.68	1/1/2014
Kevin C. Walbridge(3)	02/08/06	18,750	—	26.01	1/27/2012
	02/05/07	18,750	—	29.31	1/27/2012
	02/07/08	18,750	—	31.07	1/27/2012
	12/09/08	16,737	—	23.74	11/28/2012
	02/16/10	5,750	5,750	27.02	11/28/2012
	01/03/11	—	8,643	30.05	11/28/2012

(1)	The value of the restricted stock units and restricted stock is based on $27.55 per share, which was the closing price of the company’s stock on December 30, 2011, the last trading day of our fiscal year.

(2)	Due to his retirement, Mr. O’Connor’s unvested equity all vested on January 1, 2011.

(3)	The stock options granted to Mr. Walbridge prior to December 5, 2008 were fully vested at the time of his separation of service from the company and were exercisable for 60 days following his separation of service from the company. The stock options granted to Mr. Walbridge after December 5, 2008 continue to vest and remain exercisable as if he remained an employee for one year following his separation. The amounts shown in this table reflect these provisions.

(4)	The vesting dates and number of shares vesting for the options, restricted stock and restricted stock units are shown below.

	Stock Options		Stock
Name	Vesting Date	Number Vesting	Vesting Date	Shares Vesting
Donald W. Slager	1/3/2012	46,468	1/4/2012	15,015
	1/4/2012	28,915	1/31/2012	38,670
	12/9/2012	30,893	6/25/2012	16,145
	1/3/2013	46,469	12/9/2012	13,830
	1/4/2013	28,914	1/4/2013	15,015
	1/3/2014	46,468	6/25/2013	16,145
	1/4/2014	28,915	1/4/2014	15,016
	1/3/2015	46,469	6/25/2014	16,145
Tod C. Holmes	1/3/2012	23,234	1/3/2012	10,691
	1/4/2012	22,242	1/4/2012	11,491
	12/9/2012	23,765	12/9/2012	10,639
	1/3/2013	23,234	1/3/2013	10,691
	1/4/2013	22,242	1/4/2013	11,491
	1/3/2014	23,234	1/3/2014	10,691
	1/4/2014	22,242	1/4/2014	11,492
	1/3/2015	23,235	1/3/2015	10,691
Jeffrey A. Hughes	2/15/2012	5,750	—	—
	2/16/2012	2,375	—	—
	12/9/2012	3,565	—	—
	2/15/2013	5,750	—	—
	2/16/2013	2,375	—	—
	2/15/2014	5,750	—	—
	2/16/2014	2,375	—	—
	2/15/2015	5,750	—	—
Michael P. Rissman	1/3/2012	11,617	1/3/2012	4,276
	1/4/2012	11,121	1/4/2012	4,597
	12/9/2012	2,378	1/3/2013	4,277
	1/3/2013	11,617	1/4/2013	4,597
	1/4/2013	11,121	1/3/2014	4,276
	1/3/2014	11,617	1/4/2014	4,597
	1/4/2014	11,121	1/3/2015	4,277
	1/3/2015	11,617
Kevin C. Walbridge	1/3/2012	8,643	—	—
	2/16/2012	5,750	—	—

Option Exercises and Stock Vested in 2011

The following table reflects stock options exercised and the vesting of previously granted restricted stock and RSUs for each of the named executive officers during the year ended December 31, 2011. The value realized upon exercise of the options and the shares represented by the vesting of the restricted stock or RSUs is based on the closing price of our stock on the exercise date and the vesting date, respectively.

	Option Awards		Stock or RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Donald W. Slager	—	—	44,676	1,310,945
Tod C. Holmes(1)	—	—	21,889	628,026
Jeffrey A. Hughes	6,750	61,223	—	—
Michael P. Rissman	—	—	4,501	134,636
James E. O’Connor	—	—	144,418	4,293,164
Kevin C. Walbridge	10,000	89,100	—	—

(1)	Amounts vested in 2011 include RSUs deferred by Mr. Holmes. Mr. Holmes deferred 11,177 RSUs plus 74 dividend equivalents that had accrued and vested ($336,545 at the time of deferral), which will not be distributed until after his separation from service.

Nonqualified Deferred Compensation in 2011

The following table reflects information concerning the participation of our named executive officers in our nonqualified deferred compensation plan and Mr. Slager’s Supplemental Retirement Benefit for the year ended December 31, 2011. For a description of that plan and his benefit, see “Executive Compensation — Compensation Discussion and Analysis — Other Benefits and Modest Perquisites — Deferred Compensation Contributions.”

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Donald W. Slager	29,856	153,379	253	—	2,766,767
Tod C. Holmes	729,385	25,772	(123,537)	—	2,713,116
Jeffrey A. Hughes	63,000	79,700	(167,776)	—	1,100,508
Michael P. Rissman	28,000	65,000	18,291	—	246,328
James E. O’Connor	—	64,778	267,547	(3,778,779)	—
Kevin C. Walbridge	101,170	78,939	(114,799)	(381,291)	2,215,239

(1)	For Messrs. Slager, Hughes and Rissman, executive contributions in the last fiscal year include amounts included in base salary in the Summary Compensation Table. For Mr. Holmes, such contributions include amounts included in base salary and non-equity incentive compensation in the Summary Compensation Table as well as restricted stock unit vestings that are reflected in the Options Exercised and Stock Vested Table. For Mr. Walbridge, such contributions include an amount included in non-equity incentive compensation in the Summary Compensation Table.

(2)	This column includes retirement contributions made by the company to the plan on behalf of Messrs. Hughes, Rissman and Walbridge in the amount of $65,000 for each executive. These amounts vest in accordance with the terms of the plan described in the Compensation Discussion and Analysis. Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him within six months of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. The amount set forth in the table above reflects the annual increase to the payment. All other amounts in this column relate to matching contributions made by the company during 2011 that are attributable to 2010 executive contributions.

(3)	For deferrals of restricted stock units, earnings are calculated based on the change in the price of our common stock during 2011. For cash deferrals, earnings are calculated based on the performance of measurement funds selected by the participants.

(4)	Includes amounts reported in the 2011 Summary Compensation Table as compensation for 2011, 2010 or 2009: Mr. Slager: $183,235 in 2011, $146,223 in 2010 and $137,947 in 2009; Mr. Holmes: $713,396 in 2011, $1,620,040 in 2010 and $166,183 in 2009; Mr. Hughes: $142,700 in 2011; Mr. Rissman: $93,000 in 2011, $65,000 in 2010 and $65,000 in 2009; and Mr. Walbridge: $180,109 in 2011 and $347,588 in 2010.

Employment Agreements and Post-Employment Compensation

We have employment agreements with Messrs. Slager, Holmes and Hughes. These agreements, among other things, provide for consideration to be paid to the executive upon termination of employment, as described below. Each of these employment agreements contains post-termination restrictive covenants, including a covenant not to compete and non-solicitation covenants. The post-termination restrictive covenants last for two years for Messrs. Holmes and Hughes, except that Mr. Holmes’ restrictions last three years if his employment is terminated by us without cause or he has a termination for good reason within two years after a change in control. Mr. Slager’s restrictions last two years, except that if his employment is terminated by us without cause or he has a termination for good reason within six months before or two years after a change in control, his restrictions last three years. Each of these agreements provides for a minimum base salary and eligibility to participate in our performance-based annual and long-term incentive plans. These employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances.

Mr. Rissman does not have an employment agreement with us. Instead, he participates in our Separation Policy, and in certain other of our benefit plans, as described below. Severance benefits under the Separation Policy are payable only if Mr. Rissman: (1) signs our Non-Solicitation, Confidentiality, and Arbitration Agreement; (2) executes a separation agreement containing a full release of legal claims; (3) refrains from disparaging the company following his employment with the company; and (4) provides reasonable cooperation and assistance concerning legal or business matters as requested by the company following his employment. The Separation Policy also provides for accelerated vesting of equity-based awards in certain circumstances.

The Compensation Committee may use its discretion to make post-termination payments to executive officers that may not be required pursuant to the terms of their employment agreements or the Separation Policy if such payments are determined to be in the company’s best interests.

Mr. Slager. Mr. Slager’s employment agreement was amended and restated effective March 29, 2012. The principal reason for the amendment was to remove the excise tax gross-up protection that had been retained from his prior agreement with Allied, and his employment agreement now has no tax gross-ups. The amendment also made the treatment of Mr. Slager under the Executive Incentive Plan in the event of death consistent with the treatment of all other company personnel participating in that plan, which plan was approved by stockholders in 2009, by providing that Mr. Slager’s beneficiary or estate will receive payment upon all outstanding annual and long-term cash incentive awards at 100% of target in the event of his death. Mr. Slager’s employment agreement previously was amended in conjunction with his promotion to Chief Executive Officer effective January 1, 2011. The term of Mr. Slager’s agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Slager’s base salary for 2011 under the agreement was $1,000,000, and his target annual incentive compensation was 125% of salary with a range of 0% to 250% of salary. Pursuant to his 2010 agreement, Mr. Slager received shares of restricted stock with a value of $2,000,000 on June 25, 2010 in lieu of a discretionary annual grant of restricted stock for 2011. These shares vest 25% on each anniversary thereafter, provided that Mr. Slager is employed by us on such date, or as otherwise provided in the agreement. In addition, Mr. Slager is entitled to a Supplemental Retirement Benefit, which was preserved from his prior agreement with Allied, payable within six months following termination of employment if Mr. Slager has a termination of employment for any reason. This payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. Pursuant to the terms of his prior January 2009 agreement, Mr. Slager received shares of restricted stock (the “Special Restricted Stock Award”) with a value of $1,000,000 upon execution of the agreement, which vested in January 2012.

Mr. Holmes. Mr. Holmes’ employment agreement was amended and restated effective May 14, 2009. The term of Mr. Holmes’ current agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Holmes’ base salary for 2011 under the agreement was $575,000 and his target annual incentive compensation was 100% of salary, with a range of 0% to 200% of salary. In accordance with his employment agreement, a payment in the amount of $3,100,000, that is attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, is payable within six months following termination of employment other than a termination by the company for cause or his resignation without good reason before retirement. In addition, Mr. Holmes will receive a lump sum payment of $1,900,000, payable within six months after termination. Mr. Holmes is entitled under his employment agreement to a gross-up payment for any excise taxes that may be due as a result of our merger with Allied. While we believe that any payments to him should not be subject to excise taxes, if it is subsequently determined that some or all of his payments are contingent on our merger with Allied and are not reasonable compensation for his services, he would be entitled to a gross up-payment.

Mr. Hughes. Mr. Hughes entered into an employment agreement that was effective as of the effective time of the merger with Allied. Mr. Hughes’ base salary for 2011 was $420,000, and it increased to $428,400 for 2012. Mr. Hughes’ target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Rissman. Prior to his promotion to General Counsel, Mr. Rissman had an employment agreement with us. In connection with his promotion, Mr. Rissman agreed to the cancellation of his former employment agreement in return for his participation in our Separation Policy. Mr. Rissman’s base salary for 2011 was $400,000, and it increased to $408,000 for 2012. Mr. Rissman’s target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. O’Connor. On June 25, 2010, Mr. O’Connor and the company entered into a Retirement Agreement setting forth his and the company’s rights and obligations upon his retirement as Chief Executive Officer on January 1, 2011. The Retirement Agreement provided that Mr. O’Connor’s Amended and Restated Employment Agreement that was effective May 14, 2009 (the “Employment Agreement”) remained in effect until his retirement on January 1, 2011, and waived the Employment Agreement’s requirement that Mr. O’Connor provide one year’s notice prior to his retirement. Under the Retirement Agreement, which was designed to ensure that Mr. O’Connor’s retirement would occur on terms that were mutually acceptable to him and to the company, the company is providing Mr. O’Connor with the compensation and benefits that he was entitled to under his Employment Agreement for a termination of employment on account of retirement, extended his and his family’s continued health benefits from three years until the earliest of his 65th birthday, his death, or his eligibility for comparable health coverage through another employer, and paid him an additional $1,800,000 for, among other things, his long and valued service to the company. Benefits to which Mr. O’Connor was entitled under his Employment Agreement included a cash payment that is attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008 ($5,200,000, paid in 2011); the balance of amounts in his deferred compensation accounts and related payments ($4,800,000 plus other amounts previously earned and deferred by him, totaling $3,778,779, paid in 2011); payment of his 2010 annual incentive award based upon actual results for 2010 ($1,727,440, paid in 2011); payment of his performance-based 2009-2011 LTIP bonus at target ($1,250,000, paid in 2011); payment of one-third of his 2010–2012 LTIP award (to the extent earned, payable in 2013); immediate vesting, at the time of his retirement, of all outstanding equity awards ($6,029,134); and payment of his performance-based synergy bonus (to the extent earned, paid at $15,000,000 in 2012 pursuant to the terms of the Executive Incentive Plan). For purposes of calculating amounts set forth in this paragraph, the value of restricted stock and RSUs is based on a price of $29.86, the closing price of our stock on December 31, 2010, the last trading day before Mr. O’Connor’s retirement, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Mr. O’Connor is entitled under his employment agreement to a gross-up payment for any excise taxes that may be due as a result of our merger with Allied. While we believe that any payments to him should not be subject to excise taxes, if it is subsequently determined that some or all of his payments are contingent on our merger with Allied and are not reasonable compensation for his services, he would be entitled to a gross-up payment.

Mr. Walbridge. On December 21, 2011, the company entered into an agreement with Mr. Walbridge relating to his departure from the company effective November 28, 2011 (the “Separation Agreement”). Under the Separation Agreement, which supersedes his Employment Agreement dated December 5, 2008 as amended on June 14, 2010 and further amended on December 29, 2010, his departure was treated as a “Termination Without Cause” and he is entitled to receive the following: (1) continued payment of his current salary in equal bi-weekly installments over a thirteen-month period ($514,583); (2) payment of an amount equal to his prorated 2011 annual bonus under the Executive Incentive Plan ($348,333), based on the portion of 2011 that he was employed and paid at the same time in 2012 as bonuses were paid in the ordinary course under that plan; (3) payment of his synergy bonus under the

Executive Incentive Plan ($1,000,000), paid at the same time in 2012 as bonuses were paid in the ordinary course under that plan; (4) the opportunity to continue enrollment for one year in the company’s medical, dental, and vision plans at the same premium cost applicable to active employees; (5) continued vesting of outstanding stock options or other equity awards for one year; (6) outplacement services for one year; and (7) a payment of $695,000, to be made within 30 days of the two-year anniversary of his separation date, provided that he has provided consulting services as requested by the company and that he has complied with all terms of his October 1, 2010 Non-Competition, Non-Solicitation and Confidentiality Agreement. In addition, the Separation Agreement provides that Mr. Walbridge will: (a) provide consulting services to us for two years following his separation date; (b) meet specified confidentiality, nondisclosure, non-disparagement, and cooperation/assistance obligations to the company; (c) honor his non-competition and confidentiality agreements with us for two years and honor his non-solicitation obligations for three years; and (d) release claims against the company.

Described below is the post-employment consideration payable to Messrs. Slager, Holmes, Hughes and Rissman pursuant to the provisions of their respective employment agreements, or in the case of Mr. Rissman the Separation Policy, in the event of a covered termination. The consideration to Messrs. O’Connor and Walbridge under the Retirement Agreement and the Separation Agreement, respectively, was described above because their employment already has terminated. The tables on the following pages provide information regarding benefits payable to our NEOs under the terms of current benefit plans and employment agreements, or in the case of Mr. Rissman under our Separation Policy, upon the occurrence of certain event of termination, assuming the specified event occurred on December 31, 2011. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful. We have estimated to the best of our ability the amounts payable to Messrs. Slager, Holmes, Hughes and Rissman upon the occurrence of the following events: (1) death; (2) disability; (3) termination without cause by the company (determined pursuant to the applicable employment agreement or the Separation Policy) or, in the case of Messrs. Slager or Holmes, by them for good reason; (4) termination by the company without cause or by the executive for good reason following a change in control; and (5) retirement.

We can terminate an executive’s employment without cause at any time. In general, Messrs. Slager and Holmes can terminate their employment for good reason at any time if: (a) the executive’s duties and responsibilities have been materially reduced; (b) we have breached the employment agreement and not timely cured the breach; (c) we have terminated or reduced the executive’s participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other named executive officers; (d) the executive’s office is relocated outside of Maricopa County, Arizona; (e) the continuation of the executive’s rolling employment period is terminated; (f) in the case of Mr. Slager, his resignation from, or the expiration of his term as a director of, the Board, in either case only if such event occurs as a result of his failure to receive the required votes by the company’s stockholders to be re-elected to the Board; (g) in the case of Mr. Holmes, we reduce his salary by more than ten percent from the prior year ; or (h) in the case of Mr. Holmes, we terminate and do not substitute a bonus plan in which he participates. Messrs. Hughes and Rissman can terminate their employment for good reason during the one year period following a change in control if we reduce their salary, bonus opportunity or title.

For purposes of any calculations in the following tables related to the company’s common stock, the value of restricted stock and RSUs is based on a price of $27.55, the closing price of our stock on December 30, 2011, the last trading day of our 2011 fiscal year, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Also, since actual payouts of the 2010-2012 and 2011-2013 long-term cash incentive performance periods have not yet been determined, calculations based on actual payouts of such performance periods assume that actual payouts will be at target.

Death or Disability

Severance

•

For Mr. Slager, continued base salary for three years, payable in accordance with the company’s standard payroll practices, and mitigated, in the case of disability only, to the extent payments are made to him pursuant to any disability insurance policies paid for by the company.

•	For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months after termination.

Equity

•	Immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option.

Cash Incentive Awards

•

For Mr. Slager, in the event of death prior to March 29, 2012, or in the event of disability, all annual and long-term cash incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period. In the event of death on or after March 29, 2012, all annual and long-term cash incentive awards shall vest and be payable at target within 30 days of the date of termination, except that any awards determined to be earned prior to his death shall be payable within 2  1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

•

For Mr. Holmes, all annual and long-term cash incentive awards shall vest and be payable at target within 30 days of the date of termination, except that any awards determined to be earned prior to his death or disability shall be payable within 2  1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

•

For Messrs. Hughes and Rissman, in the event of death all annual and long-term cash incentive awards shall vest and be payable at target within 30 days of the date of termination, and in the event of disability all annual and long-term cash incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable within 2  1/2 months following the end of the performance period; except that, in either case, any awards determined to be earned prior to death or disability shall be payable within 2  1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination due to death or disability.

•

For Mr. Holmes, a payment of $3,100,000 attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable in a lump sum within 60 days.

•

Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Mr. Holmes — up to two years; and Messrs. Hughes and Rissman — in accordance with the company’s benefit continuation policy under COBRA.

Post-Employment Compensation — Death

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$3,000,000	$4,021,777	$117,702	$3,016,033	$2,736,658	$12,892,170
Tod C. Holmes	1,900,000	2,421,011	90,545	2,075,000	4,249,731	10,736,287
Jeffrey A. Hughes	—	—	17,359	935,000	152,509	1,104,868
Michael P. Rissman	—	851,212	9,060	870,000	217,788	1,948,060

(1)	For Mr. Slager, amounts include his actual 2011 annual incentive award, his actual LTIP award for the 2009-2011 performance period, and a pro rated amount based on actual Company results (but calculated using target for purposes of the table above) for the 2010-2012 and 2011-2013 LTIP performance periods. For Messrs. Holmes, Hughes and Rissman, this amount reflects the target 2011 annual cash incentive award and the target LTIP awards for the 2009-2011, 2010-2012 and 2011-2013 performance periods. This column does not include any payments for synergy bonus awards because these awards were vested as of January 1, 2011.

(2)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to his beneficiary. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf that will be paid to the executive’s beneficiary upon the executive’s death, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Post-Employment Compensation — Disability

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$3,000,000	$4,021,777	$117,702	$3,016,033	$2,736,658	$12,892,170
Tod C. Holmes	1,900,000	2,421,011	90,545	2,075,000	4,249,731	10,736,287
Jeffrey A. Hughes	—	—	17,359	813,693	152,509	983,561
Michael P. Rissman	—	851,212	9,060	705,400	217,788	1,783,460

(1)	For Messrs. Slager, Hughes and Rissman, amounts include the actual 2011 annual incentive award, the actual LTIP award for the 2009-2011 performance period, and a pro rated amount based on actual Company results (but calculated using target for purposes of the table above) for the 2010-2012 and 2011-2013 LTIP performance periods. For Mr. Holmes, this amount reflects his target 2011 annual cash incentive award and his target LTIP awards for each of the 2009-2011, 2010-2012 and 2011-2013 performance periods. This column does not include any payments for synergy bonus awards because these awards were vested as of January 1, 2011.

(2)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf that will be paid to the executive upon the executive’s disability, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Without Cause by the Company or by Messrs. Slager or Holmes for Good Reason

Severance

•	For Mr. Slager, continued base salary for three years, payable in accordance with the company’s standard payroll practices.

•	For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months after termination.

•	For Mr. Hughes, continued base salary for one year.

•	For Mr. Rissman, continued base salary for two years.

Equity

•

For Mr. Slager, immediate vesting of all outstanding equity that would otherwise vest in the year of termination; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•	For Mr. Holmes, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•

For Messrs. Hughes and Rissman, continued vesting of all outstanding equity for up to one year following termination and continued exercisability of vested options for up to one year following termination, but not beyond the original term of the option.

Cash Incentive Awards

•

For Mr. Slager, all annual and long-term cash incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period.

•

For Mr. Holmes, his annual cash incentive award shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period. Mr. Holmes would receive a pro rata long-term cash incentive award for each of the performance periods based on the following: for the 2009-2011 performance period, based on his maximum award level; for subsequent performance periods, based on actual company performance, with each of the awards payable not later than 60 days following the end of the applicable performance period.

•

For Messrs. Hughes and Rissman, all annual cash incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee based on actual company performance, to be paid within 2 1/2 months following the end of the performance period; the right to receive an award for any outstanding long-term incentive plan performance period shall be forfeited.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination.

•

For Mr. Holmes, a payment of $3,100,000, attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•

Base salary earned, but not yet paid, and unused vacation, payable in a lump sum within 60 days. Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Messrs. Holmes and Rissman — up to two years; and Mr. Hughes — up to one year.

•	For Messrs. Slager and Holmes, outplacement services for up to one year, with such benefit not to exceed $50,000 for each executive.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason

Name	Severance	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$3,000,000	$1,065,359	$—	$3,016,033	$2,736,658	$50,000	$9,868,050
Tod C. Holmes	1,900,000	2,421,011	90,545	1,968,750	4,249,731	50,000	10,680,037
Jeffrey A. Hughes(5)	420,000	—	14,841	420,000	152,509	—	1,007,350
Michael P. Rissman(5)	800,000	244,396	9,060	400,000	217,788	—	1,671,244

(1)	Mr. Slager is entitled to immediate vesting of his Special Restricted Stock Award and outstanding equity that would otherwise vest in the year of termination. Since his termination is deemed to occur on December 31, 2011, for purposes of this table, no outstanding equity other than his Special Restricted Stock Award would vest in connection with such termination.

(2)	For Mr. Slager, amounts include his actual 2011 annual incentive award, his actual LTIP award for the 2009-2011 performance period, and a pro rated amount based on actual Company results (but calculated using target for purposes of the table above) for the 2010-2012 and 2011-2013 LTIP performance periods. For Mr. Holmes, this amount reflects his actual 2011 annual cash incentive award, his LTIP award for the 2009-2011 performance period assuming the Company had achieved the maximum level of performance under the plan, and a pro rated amount based on actual Company results (but calculated using target for purposes of the table above) for each of the 2010-2012 and 2011-2013 LTIP performance periods. For Messrs. Hughes and Rissman, the amount in this column reflects the actual award for the 2011 annual cash incentive award. This column does not include any payments for synergy bonus awards because these awards were vested as of January 1, 2011.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(4)	For Messrs. Slager and Holmes, amount is for outplacement services.

(5)	Absent a change in control, Messrs. Hughes and Rissman may not terminate for “Good Reason” and consideration described above would only be provided in the event of a termination by the company without Cause.

Without Cause by the Company or by the Executive for Good Reason — Following a Change in Control

The payments described below apply in the case of a covered termination if the termination occurs within six months before or two years following a change in control for Mr. Slager, or within two years following a change in control for Mr. Holmes, or within one year following a change in control for Messrs. Hughes and Rissman.

Severance

•

For Mr. Slager, a lump sum payment equal to three times the sum of base salary and annual and long-term cash incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment.

•

For Mr. Holmes, a lump sum payment within six months of termination that is equal to three times the sum of annual and long-term cash incentive awards, based on the target award amounts for the year of termination.

•	For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months following his termination of employment.

•

For Messrs. Hughes and Rissman, a lump sum payment in the amount of two times the sum of the current base salary and the target annual cash incentive award for the year in which termination occurs, payable within six months following termination.

Equity

•

For Mr. Slager, immediate vesting of all outstanding equity that otherwise would have vested in the year of termination and immediate vesting of the Special Restricted Stock Award; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•

For Messrs. Holmes, Hughes and Rissman, immediate vesting of all outstanding equity and continued exercisability of vested options for up to three years for Mr. Holmes and up to one year for Messrs. Hughes and Rissman following the executive’s termination, but not beyond the original term of the option.

Cash Incentive Awards

•	All annual and long-term cash incentive awards outstanding as of the change in control shall vest and be payable at target no later than ten days following the change in control.

•

For Messrs. Slager and Holmes, all annual and long-term cash incentive awards for performance periods commencing after the change in control shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period.

•

For Messrs. Hughes and Rissman, all long-term cash incentive awards for performance periods commencing after the change in control shall vest and be payable at target within 2  1/2 months following the end of the applicable performance period.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination.

•

For Mr. Holmes, a payment of $3,100,000, attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•	Base salary earned, but not yet paid, and unused vacation payable in a lump sum within 60 days.

•

Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Messrs. Holmes and Rissman — up to two years; and Mr. Hughes — up to one year.

•	For Mr. Slager, only for a termination prior to March 29, 2012, a gross up payment subject to certain restrictions for any excise tax that may be due on account of the change in control.

•	For Messrs. Slager and Holmes, outplacement services for up to one year, with such benefit not to exceed $50,000 for each executive.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason Following a Change in Control(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Other Payments(5)	Total Compensation Payable
Donald W. Slager	$6,150,000	$1,065,359	$—	$3,450,000	$2,736,658	$50,000	$13,452,017
Tod C. Holmes	5,125,000	2,421,011	90,545	2,075,000	4,249,731	50,000	14,011,287
Jeffrey A. Hughes	1,512,000	—	17,359	935,000	152,509	—	2,616,868
Michael P. Rissman	1,440,000	851,212	9,060	870,000	217,788	—	3,388,060

(1)	The payments set forth in this table assume change in control occurring on December 31, 2011.

(2)	Mr. Slager is entitled to immediate vesting of his Special Restricted Stock Award and outstanding equity that would otherwise vest in the year of termination. Since his termination is deemed to occur on December 31, 2011, for purposes of this table, no outstanding equity other than his Special Restricted Stock Award would vest in connection with such termination.

(3)	Amounts include target 2011 annual incentive awards and LTIP awards for each of the 2009-2011, 2010-2012 and 2011-2013 LTIP performance periods. This column does not include any payments for synergy bonus awards because these awards were vested as of January 1, 2011.

(4)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(5)	For Messrs. Slager and Holmes, amount is for outplacement services.

Retirement (upon satisfying the company’s definition of “retirement age” and notice provisions)

Severance

•	For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months after termination.

Equity

•	Immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the retirement date or the remaining term of the option.

Cash Incentive Awards

•

For Mr. Slager, all annual and long-term cash incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period.

•

For Mr. Holmes, his annual cash incentive award and long-term cash incentive awards subsequent to the 2009-2011 performance period shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period, and his long-term cash incentive award for the 2009-2011 performance period would vest and be payable at his target award level within six months following termination.

•

For Messrs. Hughes and Rissman, all annual and long-term cash incentive awards shall vest and be payable on a pro rata basis based on the company’s actual performance and paid within 2  1/2 months following the end of the applicable performance period.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his retirement.

•

For Mr. Holmes, a payment in the amount of $3,100,000, attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable within 60 days following termination.

•

Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Mr. Holmes — up to two years; and Messrs. Hughes and Rissman — in accordance with the company’s benefit continuation policy under COBRA.

Post-Employment Compensation — Retirement(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Total Compensation Payable
Tod C. Holmes	$1,900,000	$2,421,011	$90,545	$1,718,750	$4,249,731	$10,380,037

(1)	As of December 31, 2011, only Mr. Holmes was eligible for retirement (assuming he had provided proper notice).

(2)	All outstanding equity awards fully vest upon retirement.

(3)	Amount includes his actual annual cash incentive award for 2011, target LTIP award for the 2009-2011 performance period, and a pro rated amount based on actual results (but calculated using target for purposes of the table above) for each of the 2010-2011 and 2011–2013 LTIP performance periods. This column does not include any amount for the synergy bonus award because this award was vested as of January 1, 2011.

(4)	This amount includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf that will be paid to the executive, and earnings on those amounts. Includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting.

For Cause by the Company or Without Good Reason by the Executive

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following termination of his employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable within 60 days following termination.

•	For Mr. Slager, for termination other than for cause, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

•	For Messrs. Holmes, Hughes and Rissman — continued coverage under certain welfare plans in accordance with the company’s benefit continuation policy under COBRA.

The above tables do not include vested amounts in the executives’ Deferred Compensation Plan accounts. The tables also do not include gross-up payments for any excise taxes that may be due to Messrs. Holmes and O’Connor as a result of our merger with Allied. While we believe that any future payments under their contracts should not be subject to excise taxes, if it is subsequently determined that some or all of their payments are contingent on our merger with Allied and are not reasonable compensation for their services, they would be entitled to gross-up payments.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a written Related Party Transactions Policy that stipulates that any transaction for which disclosure is required under Item 404 of Regulation S-K (an “S-K Transaction”) be approved by both our Chief Executive Officer and the Audit Committee. Generally speaking, an S-K Transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which Republic is a participant, the amount involved exceeds $120,000 in the aggregate, and the transaction involves any director, director nominee, executive officer, 5% stockholder, or immediate family member of any of the foregoing. Under the Related Party Transactions Policy, the related party must disclose in writing to the General Counsel the material facts of the proposed S-K Transaction and the General Counsel (or designee) will then submit the written disclosure to the Chief Executive Officer and the Audit Committee for approval. If the proposed S-K Transaction involves the General Counsel, the written disclosure must be provided to the Chief Executive Officer. As part of its due diligence, the Audit Committee will review and determine, with the advice and assistance of such advisors as it deems appropriate, whether the S-K Transaction would present an improper conflict of interest. The Audit Committee may consider the following factors, among others: (1) whether the transaction terms are at least as favorable to us as those that could be obtained in a transaction between us and an unrelated party; (2) whether there are any compelling business reasons for us to enter into the transaction; and (3) whether the transaction would impair the independence of an otherwise independent director.

As of March 20, 2012, Cascade Investment, L.L.C. (“Cascade”) and the Bill & Melinda Gates Foundation Trust (the “Trust”) owned an aggregate of 66,504,169 shares of our common stock. On November 3, 2010, we entered into a standstill agreement (the “Standstill Agreement”) with Cascade and the Trust, under which each of Cascade and the Trust agreed that from November 3, 2010 until the Standstill Agreement is terminated (the “Standstill Period”), and subject to certain exceptions, it shall not, and shall cause its current and future affiliates (the Trust, Cascade and such affiliates collectively, the “Prohibited Persons”) not to, directly or indirectly, without the prior written approval of the Board:

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acquire, propose or agree to acquire, by purchase or otherwise, shares of our common stock if such acquisition would result in the Prohibited Persons collectively having beneficial ownership of 25% or more of the then outstanding shares of common stock (the “Percentage Limitation”), subject to exceptions for acquisitions by way of stock dividends or other distributions by our company and for certain permitted acquisition transactions that are recommended by the Board and supported by a fairness opinion of an investment banking firm;

•	form or join any group with respect to our common stock other than a group, if any, consisting solely of Mr. Gates, the Trust, Cascade and/or any of their subsidiaries;

•	deposit any of our common stock in a voting trust or subject any of our common stock to any voting agreement or similar arrangement;

•	become a participant in any solicitation of proxies or to seek to influence any person with respect to the voting of our common stock, except in accordance with matters recommended by the Board; or

•	take any action, alone or in concert with any other person or group, to seek control of our company or otherwise seek to circumvent the limitations of the provisions of the Standstill Agreement.

The Standstill Agreement will remain in effect until the earliest to occur of the following (as a result of which the Standstill Agreement shall immediately terminate):

•	termination by the written agreement of each of Republic, the Trust and Cascade;

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upon written notice by the Trust and Cascade to us, any time after a third party other than the Trust or Cascade or any of their respective subsidiaries or affiliates (i) commences a tender offer or exchange offer for at least 50% of our outstanding common stock or (ii) enters into a definitive agreement with our company contemplating the acquisition (by way of merger, tender offer, consolidation, business combination or otherwise) of at least 50% of our outstanding common stock or all or any material portion of the consolidated assets of our company;

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upon written notice by the Trust and Cascade to us, any time after the Trust and Cascade in the aggregate have acquired beneficial ownership of 15% or more of our outstanding common stock but thereafter have disposed of shares of our common stock such that their aggregate beneficial ownership at such time is less than 15% of our then outstanding common stock; or

•	November 3, 2013.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote to approve the compensation of our named executive officers (“NEOs”). This proposal, commonly referred to as a “say-on-pay” proposal, gives you the opportunity to approve, not approve or abstain from voting on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every three years. Based on the recommendation of our stockholders, we intend to submit a proposal similar to this proposal to our stockholders every year.

In considering your vote, you should review with care the information regarding our NEOs’ compensation appearing under the caption “Executive Compensation” on pages 28 through 55 of this proxy statement, including the “Compensation Discussion and Analysis” beginning on page 28.

We have designed our executive compensation program to attract and retain our executives and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests. Highlights of the program include the following:

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Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual and long-term performance-based cash compensation and equity compensation. This places a significant amount of their total compensation at risk.

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Our regular cash incentive compensation program rewards executives and other management employees for achieving annual corporate goals relating to earnings per share and free cash flow and three-year corporate goals relating to cash flow value creation and return on invested capital, all of which are tied to the financial rewards received by our stockholders.

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We make annual equity awards to our executives and other management employees that include a mix of restricted stock or RSUs and stock options. These awards vest over four years to further align long-term management and stockholder interests and to promote executive retention.

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To drive our successful integration with Allied following our 2008 merger, we established a one-time cash incentive program, approved by our stockholders in 2009, that in early 2012 rewarded executives and other management employees based on our realization of cost savings synergies in connection with the merger. This has produced outstanding results. Accomplishing the first successful large-scale merger in the solid waste industry, management realized approximately $180 million of annual run-rate integration synergies, which is approximately $30 million higher than the target set at the time of the merger.

•	We require all of our directors, executives and other senior level management employees to hold a significant amount of our stock.

•	Effective March 29, 2012, we eliminated the excise tax gross-up provision in Mr. Slager’s employment agreement.

•	Our Compensation Committee is advised by an independent compensation consultant that does not perform any work for management.

The Compensation Committee believes that the compensation of our NEOs has been effective in driving outstanding financial performance and superior returns to stockholders. Our current compensation structure dates back to 2001, when our Compensation Committee adopted a long-term cash incentive plan designed to reward our executives’ ability to generate increasing amounts of free cash flow and improving returns on invested capital over extended periods of time. Over the ten years ended December 31, 2011, the compound annual growth rate of our stock (which includes stock price appreciation and assumes the reinvestment of dividends) has been 7.55%, compared to the 0.92% compound annual growth rate of the S&P 500 Index during the same period.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Republic approve, on an advisory basis, the compensation of Republic’s NEOs as disclosed in the Proxy Statement for the 2012 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the Compensation Committee, which is comprised of independent directors and is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders. Accordingly, the Compensation Committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and take these matters into consideration when making future compensation decisions for NEOs.

The Board recommends a vote “FOR” approval of the compensation of our NEOs.

PROPOSAL 3

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent public accountants for the year ending December 31, 2012. This selection will be presented to the stockholders for ratification at the Annual Meeting. Ernst & Young has been serving us in this capacity since June 2002. If the stockholders do not ratify the appointment of Ernst & Young, our Audit Committee may reconsider the selection of independent public accountants. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2012.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING PAYMENTS

UPON THE DEATH OF A SENIOR EXECUTIVE

On or about December 1, 2011, we received the following proposal from the International Brotherhood of Teamsters General Fund (“Teamsters”), 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owners of 356 shares of our stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Teamsters Proposal”) in this proxy statement as they were submitted to us:

“RESOLVED: The shareholders of Republic Services, Inc., (the “Company”) urge the Board of Directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could obligate the Company to make payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting of awards or benefits or the continuation of unvested equity grants; perquisites; and, other payments or awards in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime. As used herein, “future agreements” include modifications, amendments or extensions of existing agreements.

SUPPORTING STATEMENT: As shareholders, we support a compensation philosophy that motivates and retains talented executives and ties their pay to the long-term performance of the Company. We believe that such a pay-for-performance approach is needed to align the interests of executives with those of shareholders.

In our view, “golden coffin” agreements, which can require a company to make significant payments or awards after an executive’s death, are inconsistent with that approach and provide payment without performance.

Senior executives are highly compensated and have ample opportunities while they are alive to provide for their estates by contributing to a retirement fund, purchasing life insurance and voluntarily deferring compensation or through other estate planning strategies. We see no reason to saddle shareholders with payments or awards when shareholders are receiving no services in return.

Upon the death of President and CEO Donald W. Slager, our Company estimates in the 2011 proxy statement that it would pay out approximately $23 million in death benefits. The total which includes: $2.6 million in salary; $5.6 million in stock awards; $11.9 million under the non-equity incentive plan; and, $2.6 million in deferred compensation. Similarly, Executive Vice President and CFO Tod C. Holmes’ estate would receive $19.1 million and two additional NEOs are also entitled to death benefits.

We agree with Peter Gleason, CFO of the National Association of Corporate Directors, who was quoted in Financial Week as calling “golden coffin” packages a “bad idea.” We disagree that such agreements enhance executive retention, as an executive who is deceased cannot be “retained.”

Accordingly, we ask Republic Services to provide for a shareholder role on this issue. We believe that the existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. The proposal does not require prior shareholder approval, which may not always be practical to obtain; there is thus flexibility to seek shareholder approval after material terms of an agreement are agreed upon.

A similar proposal in 2011 garnered 45% support from shareholders.

We urge shareholders to vote FOR this proposal.”

Board’s Statement Recommending a Vote AGAINST the Teamsters Proposal

The Board recommends a vote AGAINST the Teamsters Proposal because the Board believes it would impede our ability to attract and retain top talent, discourage our senior executives from focusing on our long-term results and undermine the effectiveness of our Compensation Committee.

The Board believes the Teamsters Proposal would limit our ability to attract and retain top talent.

Our success is highly dependent on cultivating and retaining top executive talent — individuals who are familiar with our overall business strategy and our industry and who are uniquely capable of implementing our strategic business initiatives. In the highly competitive executive employment market, we must be able to offer creative and attractive compensation packages, including benefits that are payable upon an executive’s death. Under the Teamsters Proposal, stockholders would be required to approve any benefits payable upon the death of a senior executive. This would effectively eliminate our ability to offer this type of benefit to potential executives, as it is unrealistic to expect that a potential executive would be willing to wait for a stockholder vote to determine his or her final compensation package. We would be unable to offer a compensation benefit that other companies competing for talent can and do offer, which could easily be the deciding factor for an executive choosing between us and another company. We believe we must have the flexibility to provide compensation packages that meet the demands of the marketplace for talent and allow us to compete effectively.

The proposal discourages the benefits that ensure senior executives are committed to our long-term success.

To maximize the incentive value of long-term benefits, employees must know that payments will not be lost upon their death but will continue for their beneficiaries. Such long-term benefits are a strong incentive for long-term performance. We believe they increase retention, encourage life-long dedication to Republic and discourage short-term risk taking. Providing benefits to an executive’s beneficiary is the ultimate form of long-term incentive, discouraging short-term risk-taking and maximizing incentives for long-term performance and retention throughout the executives’ careers with us. The Board opposes the Teamsters Proposal because it would restrict us from offering benefits that instill lifetime loyalty in executives and drive our long-term success.

Our compensation programs do not burden the company with payments for which it receives no services in return.

The Board disagrees with the Teamsters’ assertion that our compensation programs “saddle shareholders with payments or awards when shareholders are receiving no services in return.” The majority of the payments made by us following an executive’s death would be in connection with services performed prior to his or her death (such as amounts payable under deferred compensation plans and amounts payable upon the vesting of long-term equity incentive awards granted during service). Moreover, the provisions relating to death benefits under our non-equity incentive plan, which was approved by stockholders in 2009, apply equally to senior executives and all other participants. In addition, we evaluate the need for, and may from time to time purchase, insurance at relatively nominal cost to protect against certain costs that would arise in the event of the death of a senior executive.

This proxy statement (see pages 48-50) sets forth the types and amounts of payments that would be made to the estate of each of our NEOs in the event of their death on December 31, 2011. In connection with the benefits that would be paid, as set forth in the table on page 50, the Board notes the following:

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Benefit of three times base salary (for Mr. Slager only). The company considers from time to time the need for insurance with respect to obligations of this type. We anticipate that any payment of this obligation would be from, or reimbursed by, a life insurance policy.

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Severance benefit of $1,900,000 (for Mr. Holmes only). This payment will be paid to Mr. Holmes or his estate upon his retirement or any termination by the company other than for cause. Accordingly, you should not consider it a payment upon death.

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Equity awards. The Compensation Committee delays the vesting of equity awarded for services in a given year to discourage executives from voluntarily leaving employment with the company. The Committee’s practice, generally applicable to senior executives and all other equity award recipients, is for full vesting of equity awards upon the recipient’s death.

The amount shown for Mr. Slager in the table on page 50 includes $1,065,359 for the Special Restricted Stock Award that was granted to him in connection with his entry into a new contract shortly after Republic’s merger with Allied. This entire award vested in full on January 31, 2012. Accordingly, you should consider it already earned and should not consider it a payment upon death.

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Cash incentive awards. The treatment of cash incentive awards at death was approved by our stockholders. As is set forth in the Executive Incentive Plan approved by stockholders at our annual meeting in 2009, a participant’s annual and long-term bonuses are paid at target in the event of death. This treatment applies equally to senior executives and all other participants unless there is a different provision set forth in the participant’s employment agreement. Per Mr. Slager’s employment agreement prior to its amendment on March 29, 2012, in the event of his death, his annual and long-term awards as shown in the table on page 50 would have been paid on a pro-rata basis (for the period of each award cycle that he was alive and providing service to us) determined by actual company performance.

In addition, you should note that the estimate of payment upon death set forth in our 2011 proxy statement, and to which the Teamsters Proposal refers, included the full amount of each NEO’s synergy bonus. The synergy bonus was fully vested as of January 1, 2011 and, therefore, it is not included in the table in this year’s proxy statement. The synergy bonus was paid on February 17, 2012. Accordingly, you should consider the synergy bonus already earned and should not consider it a payment upon death.

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Deferred Compensation amounts. The Supplemental Retirement Benefit for Mr. Slager is fully vested and payable upon any termination. All other amounts will be paid upon retirement or in connection with any termination by the company other than for cause. Accordingly, you should not consider them payments upon death.

The independent directors comprising the Compensation Committee ensure that our compensation packages serve the best interests of Republic and its stockholders.

Our Board believes that to do its job well, our Compensation Committee, comprised exclusively of independent directors, must have the flexibility to determine, after careful consideration of all relevant factors and circumstances, what compensation and benefits packages serve the best interests of Republic and its stockholders. Based on the reasons described above, the Compensation Committee has determined that benefits payable after an executive’s death can be essential to recruiting and retaining the top talent that drives our long-term success. The Compensation Committee also has the perspective to consider the overall compensation available to an executive and how it fits within our total pay-for-performance philosophy. The Teamsters Proposal would limit the Compensation Committee’s ability to structure our compensation programs by subjecting these benefits to a cumbersome stockholder approval process. The members of our Compensation Committee have a deep understanding of our industry and our people and how to best attract, retain and incentivize top talent, and they should be empowered to continue to make decisions that are in the best interests of our stockholders without being constrained by the Teamsters Proposal.

Our stockholders already approved the overall compensation of our NEOs and our compensation principles, policies and practices in the say-on-pay vote at the 2011 Annual Meeting.

As discussed above in more detail under Proposal 2, we now ask our stockholders to cast an advisory, non-binding vote on the compensation of our NEOs every year. Although this say-on-pay vote is not intended to address any specific item of compensation, it does reflect the stockholders’ view of the overall compensation of our NEOs and the compensation principles, policies and practices described in the proxy statement. In the say-on-pay vote at the 2011 Annual Meeting, our stockholders approved the overall compensation of our NEOs and the compensation principles, policies and practices described in last year’s proxy statement. This approval included the arrangements now questioned by the Teamsters Proposal.

Conclusion

The Board believes that our compensation practices have been and will continue to be a key factor in our ability to deliver strong results. The Board believes that the requirements of the Teamsters Proposal would put us at a competitive disadvantage in recruiting and retaining executive talent and that it is in the best interests of Republic and its stockholders that our independent Compensation Committee retain the flexibility to design and administer competitive compensation programs. Our Compensation Committee is in the best position to determine the appropriate amount and type of compensation needed to attract, retain and incentivize top talent. Further, our stockholders last year voted in favor of the overall compensation of our NEOs and our compensation principles, policies and practices, including those now questioned by the Teamsters Proposal.

The Board recommends a vote “AGAINST” the Teamsters Proposal.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS AND EXPENDITURES

On or about December 1, 2011, we received the following proposal from the New York State Common Retirement Fund (the “Fund”), c/o Thomas P. DiNapoli, State Comptroller, Pension Investments & Cash Management, 633 Third Avenue-31st Floor, New York, New York 10017, beneficial owner of 1,741,220 shares of our stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Fund Proposal”) in this proxy statement as they were submitted to us:

“Resolved, that the stockholders of Republic Services (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include the following:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement: As long-term stockholders of Republic Services, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its stockholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s United Citizens decision recognized the importance of political spending disclosure for stockholders when it said “[D]isclosure permits citizens and stockholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term stockholder value.

Republic Services contributed at least $1,257,382 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml).

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its stockholders need comprehensive disclosure to be able to fully evaluate the use of corporate assets. We urge your support for this critical governance reform.”

Board’s Statement Recommending a Vote AGAINST the Fund Proposal

The Board has considered the Fund Proposal and recommends that you vote AGAINST the proposal. The Board believes that adoption of the Fund Proposal would impose additional costs and administrative burdens on us without conferring a commensurate benefit on our stockholders.

As a company in the environmental services industry, we are subject to federal, state and local legislation and regulation that can significantly affect how we conduct our business. Because political and public policy can dramatically impact our business and the communities we serve, we believe that participating in the political process is critical to the sustainability of our business goals and to our ability to continue to create stockholder value. We also believe it is our responsibility as a good corporate citizen to participate in the political process and to do so in a lawful, prudent and ethical manner. Political campaign contributions are subject to extensive regulation at the federal, state and local level. We comply with all applicable laws and regulations pertaining to political campaign contributions, including those requiring public disclosures. As a result of these extensive legal and regulatory disclosures, information on our political contributions is available to stockholders and interested parties through public sources.

We have a Political Contributions Policy, which you can review on our website at www.republicservices.com. Our policy requires company representatives to comply with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs. It also requires that all corporate political contributions be recommended by members of management and reviewed and approved by our government relations and legal compliance personnel. To be approved, contributions must be lawful and must be appropriate from a business and political perspective.

Historically, federal law has prohibited contributions of company funds, property or services to be made in support of political candidates for federal office. The Supreme Court recently issued a ruling in the United Citizens case that continues to prohibit direct corporate contributions to federal political candidates and committees but would permit corporations to make expenditures under certain circumstances regarding political issues. We expect legislation to be introduced in the near term that will seek to re-impose the historical prohibition, and we are monitoring and assessing the impact of these developments. While have no current intention to change our contribution practices, to the extent we determine to do so in the future it will be in the best interests of our company.

Political contributions to federal candidates have been and continue to be permitted when made by our political action committee, the Republic Services Employees For Better Government Political Action Committee (the “RSPAC”). The RSPAC is funded entirely by voluntary contributions of the personal funds of our employees and no corporate funds are used by the RSPAC. Executive management of the RSPAC determines the use of contributed funds. The RSPAC’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The RSPAC files monthly reports of receipts and disbursements with the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are made publicly available by the FEC. Under the Lobbying Disclosure Act of 1995, we also submit to Congress publicly available semi-annual reports.

Certain states do allow corporate contributions to candidates or political parties. These states also require that the contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by our company could be obtained without our preparing an additional report.

We believe that our current policies and practices with regard to political campaign contributions, together with applicable federal and state reporting requirements, provide appropriate transparency of our political participation. Adopting a policy as set forth in the proposal would result in additional time and expense to the company with little, if any, corresponding benefit for stockholders.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may engage in political activity could misrepresent our political activities. Trade associations are independent organizations and we do not agree with all positions taken by trade associations. We may join trade associations for a variety of non-political reasons such as the education of our employees or to further our ability to serve customers. We do not believe that there is a practical way for us to track the extent to which any political campaign contributions or expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention from our business.

In summary, the Board is satisfied that we have in place a system of accountability and that all political contributions made by our company are in the best long-term interests of our company and its stockholders. The

Board believes that ample disclosure exists regarding our political contributions to alleviate the concerns cited in the Fund Proposal. Further, a stockholder proposal similar to the Fund Proposal was presented to stockholders at the 2010 Annual Meeting, and it received the support of only about 13.8% of the votes cast (excluding abstentions).

Accordingly, the Board recommends a vote AGAINST the Fund Proposal.

EXPENSES OF SOLICITATIONS

Republic will bear the cost of soliciting proxies. In addition to solicitations by mail, our regular employees may solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson Inc. to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

MISCELLANEOUS MATTERS

Our Annual Report on Form 10-K covering the fiscal year ended December 31, 2011 is included with this proxy statement. Our Annual Report on Form 10-K contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.republicservices.com or at the SEC’s website at www.sec.gov.

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders, presently scheduled for May, 2013, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our bylaws relating to stockholder business or stockholder nominations, respectively. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in our bylaws and in accordance with the applicable rules under the Exchange Act. Stockholder proposals must be received by our Corporate Secretary at the above address:

•	No later than December 5, 2012 if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act.

•	Between January 17, 2013 and February 16, 2013 if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials.

You are again invited to attend the Annual Meeting at which our management will present a review of our progress and operations. We will hold the Annual Meeting at 10:30 a.m., local time, on Thursday, May 17, 2012 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the Board’s direction and provide it to you at the Board’s request. Your Board has designated the proxies named therein.

Printed on Recycled Paper

REPUBLIC SERVICES, INC. REPUBLIC SERVICES, INC. ATTN: INVESTOR RELATIONS 18500 NORTH ALLIED WAY PHOENIX, AZ 85054 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M45969-P22112 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REPUBLIC SERVICES, INC. The Board of Directors recommends you vote FOR all the listed nominees and FOR Proposals 2 and 3. 1. Election of Directors For Against Abstain Nominees: 1a. James W. Crownover ! ! ! 1b. William J. Flynn ! ! ! 1c. Michael Larson ! ! ! 1d. Nolan Lehmann ! ! ! 1e. W. Lee Nutter ! ! ! 1f. Ramon A. Rodriguez ! ! ! 1g. Donald W. Slager ! ! ! 1h. Allan C. Sorensen ! ! ! For Against Abstain 1i. John M. Trani ! ! ! 1j. Michael W. Wickham ! ! ! 2. Advisory vote to approve the compensation of our named ! ! ! executive officers. 3. Ratification of the appointment of Ernst & Young ! ! ! LLP as the Company’s independent registered public accountants for 2012. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date The Board of Directors recommends you vote AGAINST the following proposals: Stockholder proposal regarding payments upon the death of a senior executive. Stockholder proposal regarding political contributions and expenditures. NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof). Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. PROXY REPUBLIC SERVICES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Donald W. Slager, and Michael P. Rissman, or either of them, with the power of substitution, is hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Republic Services, Inc. to be held at 10:30 a.m., local time, on May 17, 2012 at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260, or any postponements or adjournments of the meeting, as indicated hereon. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed herein, FOR the advisory vote to approve the compensation of our named executive officers, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for 2012, AGAINST the stockholder proposal regarding payments upon the death of a senior executive, and AGAINST the stockholder proposal regarding political contributions and expenditures. As to any other matter, said Proxies shall vote in accordance with their best judgment. The undersigned hereby acknowledges receipt of the Notice of the 2012 Annual Meeting of Stockholders, the Proxy Statement, and the Form 10-K. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued on reverse side